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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AmerisourceBergen Corporation
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2020
Proxy Statement and Notice of Annual Meeting of Stockholders

AmerisourceBergen®

About AmerisourceBergen

World Courier
World Courier
World Courier

Powered by our associates around the world, we provide the pharmaceutical products and business culture that improve access to care. We operate the backbone of the healthcare supply chain. We drive the future of local care delivery. We guide medical innovations to market. This is what it means to create healthier futures.

By putting people first and maximizing our impact at the center of healthcare delivery, we fuel growth, move markets and enable access to care for millions of people each day.

Our company, by the numbers

150+
OFFICES WORLDWIDE

3 million+
products shipped each day

22,000
associates around the globe

AmerisourceBergen®

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE: 2:00 p.m., Eastern Time Thursday, March 5, 2020	HOW TO VOTE It is important that your shares be represented and voted at the Annual Meeting. We urge you to vote by using any of the below methods.
PLACE: Four Seasons Hotel One North 19th Street Philadelphia, Pennsylvania 19103	Vote via the Internet Visit www.envisionreports.com/ABC and follow the instructions.

ITEMS OF BUSINESS:

1.  Elect the ten directors named in this proxy statement.

2.  Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

3.  Conduct an advisory vote to approve the compensation of our named executive officers.

4.  Vote on the stockholder proposals set forth in this proxy statement, if properly presented at the 2020 Annual Meeting.

5.  Transact any other business properly coming before the meeting.

WHO MAY VOTE:

Stockholders of record on January 6, 2020.

Vote by phone
Call Toll-Free 1-800-652-VOTE (8683)
inside the United States or Puerto Rico
and follow the instructions.

Vote by mail
If you received a proxy/voting
instruction card by mail, you can mark,
date, sign and return it in the
postage-paid envelope furnished for
that purpose.

Vote in Person
If you attend the Annual Meeting, you
may vote in person if you wish, even if
you have voted previously.

DATE OF AVAILABILITY:

This notice and proxy statement, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, are being made available to stockholders on or about January 24, 2020.

By order of the Board of Directors,

Important Notice Regarding Availability of Proxy Materials for AmerisourceBergen's Annual Meeting of Stockholders to be held on March 5, 2020.
JOHN G. CHOU Executive Vice President, Chief Legal Officer and Secretary	The Proxy Statement and Annual Report on Form 10-K are available at investor.amerisourcebergen.com.

Important Information If You Plan to Attend the Meeting in Person:

In order to be admitted to the Annual Meeting, individuals must bring a government issued photo ID and proof of ownership of AmerisourceBergen common stock.

January 24, 2020

Dear Stockholder:

        As your Lead Independent Director, I am pleased to invite you to attend our 2020 Annual Meeting of Stockholders on Thursday, March 5, 2020 at 2:00 p.m. Eastern Time. The meeting will be held at the Four Seasons Hotel, One North 19th Street, Philadelphia, Pennsylvania. The Notice of the 2020 Annual Meeting of Stockholders and the proxy statement describe the items of business for the meeting. Your vote is very important. Whether or not you plan to attend the 2020 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail.

        The AmerisourceBergen Board of Directors believes that our governance structure should be continually reviewed and enhanced. As described on page 19 of this proxy statement, the Board recently established a Compliance and Risk Committee in furtherance of our responsibility for oversight of the Company's businesses, including the Company's long-standing commitment to ethics and compliance. AmerisourceBergen's Chief Compliance Officer, who oversees the Office of Compliance, reports directly to the Compliance and Risk Committee.

        We continue to value input from our stockholders. In 2019, AmerisourceBergen undertook significant outreach, as discussed in the "Stockholder Engagement" section on page 24. This engagement included key discussions on corporate governance, risk management and corporate citizenship. Through meetings with institutional investors and others, we identified issues that our investors and stakeholders consider important, as well as topics for which they requested and we provided more information.

        The publication in September 2019 of a report titled the Safe and Secure Distribution of Controlled Substances is an example of our commitment to clear and direct communication. Through this report and the annual Corporate Citizenship Report, as well as additional disclosures that can be found on the Company's website, we have provided greater transparency regarding distribution operations and other matters that are of particular interest to our stakeholders, including sustainability, diversity, and the efforts of the AmerisourceBergen Foundation.

        We also view Board refreshment as integral to maintaining independent oversight of management. The Board recently expanded from nine to ten members and elected Dennis M. Nally, the former Chairman of PricewaterhouseCoopers, as an eighth independent director. In his role as Chairman of PwC, Mr. Nally oversaw a complex multinational business during a time when its industry underwent significant regulatory change. While leading PwC, he prioritized management of human capital and leadership development and led the firm's growth to over 195,000 employees worldwide. Mr. Nally brings an extraordinary combination of skills and experience that will serve the Board, AmerisourceBergen and our stockholders well. Mr. Nally is one of ten director nominees up for re-election at the 2020 Annual Meeting of Stockholders and I encourage you to review his biography and the biographies of the other director nominees beginning on page 10 of this proxy statement.

        In 2019, AmerisourceBergen delivered strong financial performance, as discussed on page 30. Highlights include solid year-over-year revenue increase of 6.9% and a notable increase in gross profit across both the Pharmaceutical Distribution Services and Global Commercialization & Animal Health businesses. We continue to focus on our One ABC initiative, which will include the opening of a single headquarters in calendar year 2021. Working together as a unified and connected organization, AmerisourceBergen created value for stockholders, partners, customers and patients in the past year and is well positioned for further growth in 2020.

        Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety, and ask that you vote with our recommendations.

        Thank you for your continued investment in AmerisourceBergen.

Sincerely,

Jane E. Henney
Lead Independent Director

Proxy Statement Highlights  |  2020 AmerisourceBergen Proxy

PROXY STATEMENT HIGHLIGHTS

This summary provides highlights of selected information about AmerisourceBergen Corporation (the "Company," "AmerisourceBergen," "we" or "us") from this proxy statement. Please review the entire document before voting.

All of our Annual Meeting materials are available at investor.amerisourcebergen.com.

Voting Items	Board Recommendation	Further information
ITEM 1 Election of Directors	For	8

ITEM 2 Ratification of Appointment of Independent Registered Public Accounting Firm	For	26

ITEM 3 Advisory Vote to Approve the Compensation of our Named Executive Officers	For	52

ITEM 4 Stockholder Proposal to Permit Action by Written Consent of the Stockholders	Against	57

ITEM 5 Stockholder Proposal Regarding the Use of a Deferral Period for Certain Compensation of Senior Executives	Against	60

2020 AmerisourceBergen Proxy   |  Proxy Statement Highlights

Director Nominees and Board Summary

Name	Age	Director Since	Independent	Executive	Audit	Compensation and Succession Planning		Compliance and Risk	Finance	Governance and Nominating
Ornella Barra Co-Chief Operating Officer of Walgreens Boots Alliance, Inc.	66	2015	No					X	X

Steven H. Collis President, CEO and Chairman of AmerisourceBergen Corporation	58	2011	No	Chair

D. Mark Durcan Retired CEO of Micron Technology, Inc.	58	2015	Yes	X	Chair				X

Richard W. Gochnauer Retired CEO of United Stationers Inc.	70	2008	Yes	X		X			Chair

Lon R. Greenberg Retired CEO of UGI Corporation	69	2013	Yes	X	X			Chair		X

Jane E. Henney, M.D. Home Secretary for the National Academy of Medicine	72	2002	Yes	X	EO	EO		EO	EO	EO

Kathleen W. Hyle Retired Senior Vice President and Chief Operating Officer of Constellation Energy	61	2010	Yes			X		X	X

Michael J. Long CEO of Arrow Electronics, Inc.	61	2006	Yes	X		Chair				X

Henry W. McGee Senior Lecturer at Harvard Business School and Retired President of HBO Home Entertainment	66	2004	Yes	X	X					Chair

Dennis M. Nally Retired Chairman of Pricewaterhouse Coopers International Ltd.	67	2020	Yes

Number of Meetings in FY2019:				1	10	4	N/A*		5	4

*
Compliance and Risk Committee was created effective December 1, 2019.

X
Member

EO
Ex Officio Member

Proxy Statement Highlights  |  2020 AmerisourceBergen Proxy

Snapshot of Board Composition

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2020 annual meeting, assuming the election of the ten nominees named in the proxy statement. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index. (Data for the S&P 500 Index is based on the SpencerStuart Board Index 2019.)

2020 AmerisourceBergen Proxy   |  Highlights of our Corporate Governance Practices and Policies

HIGHLIGHTS OF OUR CORPORATE GOVERNANCE PRACTICES AND POLICIES

Our Board consistently seeks to implement leading practices and policies in corporate governance, with emphasis on maintaining the Board's independence to provide effective oversight of management and ensure accountability to our stockholders. Below, we highlight our key corporate governance practices and policies:

Board of Directors
Independence	The majority of our director nominees are independent (eight out of ten). Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board (see page 18).

Independence of Key Oversight Committees	All members of our Audit Committee, Compensation and Succession Planning Committee, and Governance and Nominating Committee are independent (see page 19).

Lead Independent Director	Our corporate governance principles require the election of a Lead Independent Director whenever our Chief Executive Officer ("CEO") also serves as Chairman of the Board and that we clearly define the Lead Independent Director's authority and significant responsibilities in the governance of our Board (see page 17).

Succession Planning for Chairman	The Company plans to split the role of Chairman of the Board and CEO, commencing with the Company's next CEO. At that time, the Chairman role will be assumed by an independent director (see page 18).

Succession Planning for CEO	We undertake succession planning and maintain an emergency succession plan for our CEO.

Risk Oversight	Our full Board and each of our Board committees actively engage in risk assessment and management for all aspects of our business, including our compensation policies and practices, with certain specific responsibilities for risk oversight also designated in committee charters and our corporate governance principles. Our corporate officers and senior managers report on risk exposure at regular intervals to the appropriate committee or full Board.

Compliance and Risk Committee	We created a Compliance and Risk Committee in December 2019 to assist the Board in oversight of enterprise risk management and legal and regulatory compliance (see page 19).

Opioid Report	At the direction of our Board, we published a report in September 2019 on the safe and secure distribution of controlled substances as part of our commitment to transparency.

Diversity	Our directors have diverse business experiences, backgrounds and expertise in a wide range of fields, all of which are critical to understanding our businesses, competitive position and risks. Our Board has a long-standing interest in gender and ethnic diversity and is especially proud of the representation on our Board of three leading women in the fields of business, medicine, and pharmaceuticals and a leading African-American businessman with extensive experience in corporate governance.

Overboarding Policy	Pursuant to our overboarding policy, if our CEO serves as a director, he or she may only serve on the board of one other public company. Non-employee directors should not serve on more than three other public company boards (see page 8).

Tenure Policy	Our policy for directors' tenure provides that a director will resign at the annual meeting of stockholders following his or her 75th birthday and a director will tender his or her resignation for consideration by the Governance and Nominating Committee when his or her employment or principal business association changes materially. A director who is an employee will resign when he or she retires or is no longer employed by us.

Refreshment	Three of our nine non-employee director nominees have served on the Board for five years or less. Additionally, we encourage our Board to rotate its committee Chairs on a regular basis.

Annual Evaluation Process	Our Board has a comprehensive annual evaluation process for the Board and each of its committees, which is led by the Chair of our Governance and Nominating Committee and the Board's Lead Independent Director. The Governance and Nominating Committee and the full Board also conduct an annual review and update of our corporate governance principles and committee charters (see pages 21).

Stockholder Communication and Engagement	We actively engage with our stockholders throughout the year to seek their input on a variety of topics, including our corporate governance practices and our role in the pharmaceutical supply chain (see page 24).

Highlights of our Corporate Governance Practices and Policies  |  2020 AmerisourceBergen Proxy

Executive Compensation
Alignment with Stockholders' Interests	We align executive compensation with the Company's performance through performance metrics. We also require executives to adhere to stock ownership guidelines and holding requirements that align their interests with those of our stockholders and encourage long-term growth (see page 39).

Clawback	We have the right to claw back the value of cash and equity awards held by current and former executives as a result of misconduct, including misconduct that leads to the restatement of our financial statements. We will publicly disclose instances of clawback pursuant to our Clawback Disclosure Policy (see page 37).

Independent Compensation Consultant	The consultant to our Compensation and Succession Planning Committee provides no other services to the Company (see page 40).
Rights of Stockholders
Annual Director Elections	All of our directors are elected annually.

Majority Vote Standard	Our bylaws and corporate governance principles establish majority voting standards for the election of directors and require each director nominee to tender an irrevocable resignation prior to each annual meeting in the event an incumbent director does not receive the required votes for re-election (see page 21).

Removal of Directors With or Without Cause	Our organizational documents permit stockholders to remove directors with or without cause.

Right to Call Special Meetings	Stockholders with at least 25% of the outstanding shares of our common stock ("Common Stock") have the right to call special meetings.

Proxy Access	A stockholder, or a group of up to 20 stockholders, who have continuously owned at least 3% of our outstanding Common Stock for 3+ years may nominate directors to fill up to the greater of two or 20% of the available board seats (see page 25).

Annual Say-on-Pay Vote	We have an annual say-on-pay vote (see page 52).

No Supermajority Requirement	Majority vote is required for stockholder action.

No Poison Pill	We do not have a "poison pill" stockholder rights agreement in place.
Corporate Citizenship
Overview	At AmerisourceBergen, corporate citizenship means building healthier futures by fostering a positive impact on the environment and society through the work we do, the people that do it, and the communities we service. Below are our Corporate Citizenship priorities.

Engaged Associates	We continue to foster an inclusive culture that attracts, develops, retains and engages a diverse workforce. We participate in multiple benchmarking reports and applications to track our progress and stay up-to-date on industry best practices. AmerisourceBergen has been recognized annually since 2017 by Diversity Inc. as a noteworthy company based on our continued commitment to advance our programs, training and practices.

Sustainable Operations	We have implemented practices that reduce energy use and waste, such as our deployment of a data management system to allocate and track usage of resources. We have made investments in climate adaptation, waste optimization programs, energy efficiency projects, renewable energy, and sustainable building infrastructure, including the construction of new LEED Certified office spaces. We began responding to the CDP Climate Change Survey in 2016 with information on our largest business unit and expanded to enterprise-wide information in our 2017 response. In 2019, we again submitted an enterprise-wide response and will continue to do so annually.

Healthier Communities	We leverage associate volunteer opportunities and social investments to increase access to healthcare for human and animal populations and ensure prescription drug safety. In addition, the AmerisourceBergen Foundation is a separate not-for-profit charitable giving organization established by the Company to support health-related causes that enrich that global community. During fiscal year 2019, the Foundation donated nearly $8 million to 100+ organizations in support of its mission.

For further details, please see the full discussion relating to our corporate governance policies and practices and our leadership structure in this proxy statement under the section titled "Corporate Governance and Related Matters—Corporate Governance."

2020 AmerisourceBergen Proxy   |  Oversight of Controlled Substances

OVERSIGHT OF CONTROLLED SUBSTANCES

The driving force behind everything we do is our Purpose—we are united in our responsibility to create healthier futures. This Purpose drives every facet of our business and is more important today than ever as we and the country grapple with the opioid crisis.

AmerisourceBergen has a longstanding commitment to ensuring a safe and efficient pharmaceutical supply chain. Our wholesale pharmaceutical distribution business plays a key, but specific, role of providing safe access to thousands of important medications to enable healthcare providers to serve patients with a wide array of clinical needs across the healthcare spectrum. We have taken substantial steps to help prevent the diversion of controlled substances. While we continue to look for ways to promote safety and security in the supply chain, we believe a multifaceted approach, with efforts that stretch across the federal-, local-, industry-, and company-level, is imperative for a sustainable and holistic solution to the opioid crisis.

Our Role in the Supply Chain

Our wholesale distribution business manages the secure transportation of Food and Drug Administration approved medications, a small part of which includes opioids and other controlled substances, from manufacturers to neighborhood pharmacies and pharmacy chains as well as hospitals, nursing homes, hospices, and other clinical settings. Distributors do not manufacture or create supply or demand for opioids. The distribution of opioid medicines represents less than two percent of our annual revenue, and we do not offer our sales employees incentives based on opioid sales.

In fulfilling our Company's purpose to create healthier futures, AmerisourceBergen is dedicated to providing efficient and safe access to all FDA-approved medications through our wholesale distribution business. Wholesale distribution serves as a physical link between manufacturers and the healthcare providers that ultimately serve patients.

Preparation of a Report on our Safe and Secure Distribution of Controlled Substances

In September 2019, we released a report titled Safe and Secure Distribution of Controlled Substances which describes in greater detail our role in the pharmaceutical supply chain, our Board's oversight of management's efforts to develop meaningful solutions to the opioid epidemic, our management team's thoughtful approach to enterprise risk management, our commitment to operational integrity and diversion control, and our community and associate outreach efforts. A copy of this report can be found on our website at investor.amerisourcebergen.com/governance.

Board Oversight of Risks and Creation of Compliance and Risk Committee

Our Board oversees risk management and considers specific risk topics on an ongoing basis, including risks associated with the Company's distribution of opioid medications. The Board receives at least quarterly updates on the status of pending litigation related to the distribution of opioids and also receives regular updates on our anti-diversion program, legislative and regulatory developments related to controlled substances, and stockholder feedback. Additionally, in December 2019, our Board created a Compliance and Risk Committee in furtherance of the Board's responsibility for oversight of the Company's businesses, including our long-standing commitment to ethics and compliance. For additional information on the Board's oversight of risks, see "Corporate Governance and Related Matters—Corporate Governance—Risk Oversight and Management" beginning on page 19 of this proxy statement.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

CORPORATE GOVERNANCE AND RELATED MATTERS
Item 1—Election of Directors

Annual Election of Directors

Directors are elected annually. Any nominee who is elected to serve as a director at our 2020 Annual Meeting of Stockholders will be elected to serve a term of one year and is expected to hold office until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified. Similarly, any director who is appointed to fill a vacancy on the Board will serve until the next annual meeting of stockholders after his or her appointment and until his or her successor is elected and qualified.

Each nominee for director has consented to his or her nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Board Size, Nominees and Independence

The size of the Board of Directors is ten. The director nominees are Ornella Barra, Steven H. Collis, D. Mark Durcan, Richard W. Gochnauer, Lon R. Greenberg, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long, Henry W. McGee and Dennis M. Nally.

Messrs. Durcan, Gochnauer, Greenberg, Long, McGee, and Nally, Dr. Henney and Ms. Hyle are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in our corporate governance principles).

Additionally, there are no family relationships among AmerisourceBergen's directors and executive officers.

Walgreens Boots Alliance's Designated Director Nominee

Pursuant to the Shareholders Agreement between AmerisourceBergen and Walgreens Boots Alliance, Inc. (as successor in interest to Walgreen Co. and Alliance Boots GmbH), Walgreens Boots Alliance has the right to designate a director to our Board once Walgreens Boots Alliance and certain of its subsidiaries collectively own five percent or more of our Common Stock. On May 1, 2014, Walgreens Boots Alliance notified us that they had acquired at least five percent of our Common Stock. Ms. Barra, Co-Chief Operating Officer of Walgreens Boots Alliance, has been designated by Walgreens Boots Alliance to serve on our Board. She was appointed to the Board on January 16, 2015 and is a current nominee for election as director. In addition, upon the acquisition in full by Walgreens Boots Alliance and its subsidiaries of 19,859,795 shares of AmerisourceBergen in the open market, Walgreens Boots Alliance will be entitled to designate a second director to the Board of Directors. For so long as Walgreens Boots Alliance has a right to designate a director to the Board, subject to certain exceptions, including matters related to acquisition proposals, Walgreens Boots Alliance and its subsidiaries will be obligated to vote their shares in accordance with our Board on all matters submitted to a vote of our stockholders. Please refer to "Related Person Transactions" beginning on page 53 of this proxy statement and our Current Report on Form 8-K filed on March 20, 2013 for more detailed information regarding the Shareholders Agreement and related agreements and arrangements.

Governance and Nominating Committee Identification and Evaluation of Director Nominees

Our Governance and Nominating Committee seeks director nominees who possess qualifications, experience, attributes and skills that will enable them to contribute meaningfully to the leadership of our Board and to effectively guide and supervise management in driving AmerisourceBergen's growth and financial and operational performance. Each director nominee should:

  ■
  possess the highest personal and professional ethics, integrity and values;

  ■
  be committed to representing the long-term interests of our stockholders; and

  ■
  have an inquisitive and objective perspective, practical wisdom and mature judgment.

Each nominee should also have sufficient time to effectively carry out his or her duties as a director. Except for the CEO of AmerisourceBergen, who may serve on no more than one other public company board, director nominees may serve on no more than three other public company boards.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

In addition, our Governance and Nominating Committee has identified the following expertise, experience, attributes and skills that are particularly relevant to AmerisourceBergen:

■
Corporate Governance

■
Distribution and Logistics

■
Executive Leadership

■
Financial Literacy

■
Global Markets

■
Healthcare
■
Information Technology

■
Regulatory

■
Risk Oversight

■
Sustainability and Corporate Citizenship

■
Talent Management and Executive Compensation

We seek individuals with diverse backgrounds, skills and expertise to serve on our Board, including women and minorities. We believe that diversity is essential to encourage fresh perspectives, enrich the Board's deliberations and avoid the dominance of a particular individual or group over the Board's decisions. The Governance and Nominating Committee may consider and evaluate director nominees identified by our stockholders as described below in the Section titled "Stockholder Engagement—Stockholder Recommendations for Director Nominees."

Below are each nominee's biography and an assessment of the above-mentioned expertise, experience, attributes and skills that the nominee possesses.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

Biographical information about our nominees

ORNELLA BARRA Age: 66 Director since January 2015 Committees: ■ Compliance and Risk ■ Finance

Principal Occupation, Business Experience and Directorships

Ms. Barra has served on our Board since January 2015 and currently serves as a Co-Chief Operating Officer of Walgreens Boots Alliance, Inc. Previously, she served as Executive Vice President of Walgreens Boots Alliance,  Inc. and President and Chief Executive of Global Wholesale and International Retail from February 2015 until June 2016. Ms. Barra served as Chief Executive, Wholesale and Brands of Alliance Boots GmbH from September 2013 until January 2015 and as Chief Executive of the Pharmaceutical Wholesale Division of Alliance Boots GmbH from January 2009 until September 2013. Prior to her role as Chief Executive of the Pharmaceutical Wholesale Division, Ms. Barra was the Wholesale and Commercial Affairs Director and a Board member of Alliance Boots plc. Prior to the merger of Alliance UniChem Plc and Boots Group plc, Ms. Barra was Executive Director of Alliance UniChem Plc, having been appointed to its Board in 1997 when Alliance Sante merged with UniChem Plc. Ms. Barra is an honorary Professor of the University of Nottingham's School of Pharmacy and is a member of the International Advisory Council of Bocconi University. Ms. Barra was formerly a member of the board of Directors of Assicurazioni Generali S.p.A., one of the largest Italian insurance companies, from April 2013 until April 2019. Ms. Barra was a member of the Board of Directors of Alliance Boots GmbH between June 2007 and February 2015, and was Chairman of its Corporate Social Responsibility Committee from 2009 to 2014. She serves as the Vice Chairman of the Board of International Federation of Pharmaceutical Wholesalers, Inc. and is a member of the Board of Efficient Consumer Response Europe.

Key Attributes, Expertise, Experience and Skills:

■

Global Markets: Demonstrated expertise and understanding of global markets by leading and expanding international operations of multinational company.

■

Healthcare and Distribution Expertise: Heads global wholesale and international retail operations for Walgreens Boots Alliance, Inc. Acquired extensive experience in pharmaceutical wholesale distribution and pharmaceutical retail industries through long career at Alliance Boots GmbH and predecessor companies, and trained as a pharmacist.

■

Risk Oversight: Serves as Co-Chief Operating Officer of Walgreens Boots Alliance, Inc. and served as a director of one of the largest insurance companies in Italy.

■

Sustainability & Corporate Citizenship: Serves as Chair of the Walgreens Boots Alliance, Inc. Corporate Social Responsibility Committee and served as Chairman of the Corporate Social Responsibility Committee for Alliance Boots GmbH.

■

Compensation/Benefits Oversight: Served as Chair of Appointments and Remuneration Committee at Assicurazioni Generali.

■

Academic Credentials: Honorary Professor of the University of Nottingham's School of Pharmacy and a member of the International Advisory Council of Bocconi University.

STEVEN H. COLLIS Age: 58 Chairman of the Board since March 2016 Director since May 2011 Committees: ■ Executive (Chair)

Principal Occupation, Business Experience and Directorships

Mr. Collis is the President and Chief Executive Officer of AmerisourceBergen Corporation and has served in this position since July 2011. He has been a member of our Board since 2011 and has served as our Board's Chairman since March 2016. From November 2010 to July 2011, Mr. Collis served as President and Chief Operating Officer of AmerisourceBergen Corporation. He served as Executive Vice President and President of AmerisourceBergen Drug Corporation from September 2009 to November 2010, as Executive Vice President and President of AmerisourceBergen Specialty Group from September 2007 to September 2009 and as Senior Vice President of AmerisourceBergen Corporation and President of AmerisourceBergen Specialty Group from August 2001 to September 2007. Mr. Collis has held a variety of other positions with AmerisourceBergen Corporation and its predecessors since 1994. Mr. Collis is a member of the Board of CEOs Against Cancer (PA Chapter), and is a member of the American Red Cross Board of Governors. He previously served on the Board of International Federation of Pharmaceutical Wholesalers, Inc. until October 2018 and the board of Thoratec Corporation from 2008 to 2015.

Key Attributes, Expertise, Experience and Skills:

■

Healthcare and Distribution Expertise: Has held various senior executive leadership positions with AmerisourceBergen Corporation and has extensive business and operating experience in wholesale pharmaceutical distribution and in-depth knowledge of the healthcare distribution and services market.

■

Global Markets: Leads multinational company that has significantly expanded international operations.

■

Governance and Risk Oversight: Serves as Chairman, President and Chief Executive Officer and director and previously served as a director of Thoratec Corporation.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

D. MARK DURCAN Age: 58 Director since September 2015 Committees: ■ Audit (Chair) ■ Executive ■ Finance

Principal Occupation, Business Experience and Directorships

Mr. Durcan has served on our Board since September 2015. He served as Chief Executive Officer and Director of Micron Technology, Inc. from February 2012 until his retirement in May 2017. Mr. Durcan served in a variety of roles at Micron Technology, Inc., including as President and Chief Operating Officer from June 2007 to February 2012, and as Chief Technology Officer from June 1997 to February 2006. Between 1984 and February 2006, Mr. Durcan held various other positions with Micron Technology, Inc. and its subsidiaries and served as an officer from 1996 through his retirement. Mr. Durcan served as a director of MWI Veterinary Supply, Inc. from March 2014 until its acquisition by AmerisourceBergen in February 2015. Mr. Durcan has been a director for St. Luke's Health System of Idaho since February 2017. He also has served as a director for Advanced Micro Devices since October 2017 and for Veoneer since April 2018. He served as a director at Freescale Semiconductor, Inc. from 2014 through 2015. Mr. Durcan has also served on the Semiconductor Industry Association Board and the Technology CEO Council.

Key Attributes, Expertise, Experience and Skills:

■

Financial Expertise: Brings substantial experience in the area of finance, executive leadership and strategic planning in his former roles as Chief Executive Officer and Chief Operating Officer of Micron Technology, Inc.

■

Global Markets: Contributes deep understanding of global markets and extensive experience in managing global manufacturing, procurement, supply chain and quality control for a multinational corporation and, as former member of the board of MWI Veterinary Supply, Inc., has important insight into wholesale distribution of animal health products.

■

Information Technology: Has unique and in-depth knowledge of technology and capability to drive technological innovation.

RICHARD W. GOCHNAUER Age: 70 Director since September 2008 Committees: ■ Compensation and Succession Planning ■ Executive ■ Finance (Chair)

Principal Occupation, Business Experience and Directorships

Mr. Gochnauer has served on our Board since September 2008. He served as Chief Executive Officer of United Stationers Inc. from December 2002 until his retirement in May 2011 and as Chief Operating Officer of United Stationers Inc. from July 2002 to December 2002. Mr. Gochnauer served as Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods Corporation from 1994 to 2002. He currently serves as a member of the Boards of UGI Corporation, Golden State Foods Corporation, Vodori Inc., and Rush University Medical Center and previously served as a director of Fieldstone Communities, Inc. from 2000 to 2008 and United Stationers Inc. from July 2002 to May 2011. Mr. Gochnauer is also a member of the Center for Higher Ambition Leadership.

Key Attributes, Expertise, Experience and Skills:

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Distribution and Logistics: Provides strategic direction and valuable perspective on measures to drive operating growth and compete effectively in the distribution business gained through his management of diverse distribution businesses.

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Governance Experience: Serves as director of UGI Corporation and Golden State Foods Corporation and held senior executive leadership roles at United Stationers Inc. and Golden State Foods Corporation.

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Risk Oversight: Extensive experience overseeing the management of risk on an enterprise-wide basis.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

LON R. GREENBERG Age: 69 Director since May 2013 Committees: ■ Audit ■ Compliance and Risk (Chair) ■ Executive ■ Governance and Nominating

Principal Occupation, Business Experience and Directorships

Mr. Greenberg has served on our Board since May 2013. He served as Chairman of UGI Corporation's Board of Directors from 1996 until January 2016 and as director of UGI Utilities, Inc. and AmeriGas Propane, both UGI Corporation subsidiaries. Mr. Greenberg served as Chief Executive Officer of UGI Corporation from 1995 until his retirement in April 2013. Mr. Greenberg served in various leadership positions throughout his tenure with UGI Corporation. He is a member of the Board of Directors of Ameriprise Financial, Inc. and the Board of Directors of the United Way of Greater Philadelphia and Southern New Jersey. Mr. Greenberg is a member of the Board of Trustees of Temple University and the Board of The Philadelphia Foundation and previously served as Chairman of the Board of Directors of Temple University Health System and as a member of the Board of Directors of Fox Chase Cancer Center. Mr. Greenberg previously served as a member of the Board of Aqua America, Inc.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Brings financial literacy and sophistication acquired through various executive, legal and corporate roles, as well as membership on the boards of other NYSE listed companies.

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Global Markets: Has valuable business and executive management experience in distribution and global operations acquired as Chief Executive Officer of UGI Corporation.

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Healthcare Expertise: Contributes experience and knowledge of the healthcare industry from his perspective as a former director of healthcare organizations.

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Governance and Regulatory Experience: Served as Chief Executive Officer and Chairman of the Board of UGI Corporation, as a director of subsidiaries of UGI Corporation, and as a director of Aqua America, Inc. Mr. Greenberg also currently serves as a director of Ameriprise Financial, Inc.

JANE E. HENNEY, M.D. Age: 72 Lead Independent Director since March 2016 Director since January 2002 Committees: ■ Executive ■ Serves ex officio on each of the Board's other committees

Principal Occupation, Business Experience and Directorships

Dr. Henney has served as our Board's Lead Independent Director since March 2016 and as a Director since January 2002. She has served as Home Secretary for the National Academy of Medicine since April 1, 2014. Dr. Henney was a Professor of Medicine at the College of Medicine at the University of Cincinnati from January 2008 until December 2012. She served as Senior Vice President and Provost for Health Affairs at the University of Cincinnati from July 2003 to January 2008 and was the Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001. Dr. Henney served as Vice President for Health Sciences at the University of New Mexico from 1994 to 1998. Dr. Henney previously served as a director of CIGNA Corporation from April 2004 until April 2018, AstraZeneca PLC from September 2001 to April 2011, Cubist Pharmaceuticals, Inc. from March 2012 to January 2014 and The China Medical Board from July 2004 until June 2019. Dr. Henney is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Dr. Henney is a former member of the Board of The Commonwealth Fund and The Monnell Center for the Chemical Senses.

Key Attributes, Expertise, Experience and Skills:

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Governance and Risk Oversight: Former director of CIGNA Corporation, AstraZeneca PLC and Cubist Pharmaceuticals, Inc., and is a NACD Board Leadership Fellow.

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Healthcare Expertise: Provides in-depth knowledge and industry-specific perspective acquired through her experience as a medical oncologist, prominent government and academic posts, and tenure as director of pharmaceutical and insurance companies.

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Regulatory: As a former Commissioner of Food and Drugs for the United States Food and Drug Administration, Dr. Henney has extensive insight into federal regulatory matters.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

KATHLEEN W. HYLE Age: 61 Director since May 2010 Committees: ■ Compensation and Succession Planning ■ Compliance and Risk ■ Finance

Principal Occupation, Business Experience and Directorships

Ms. Hyle has served on our Board since May 2010. She served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources from November 2008 until March 2012. Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC from June 2007 to November 2008. Prior to joining Constellation Energy in 2003, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., Vice President and Treasurer of Auto-Nation, Inc., and Vice President and Treasurer of Black & Decker Corporation. She is the Chair of the Board of Bunge Limited and a member of the Board of Trustees of Center Stage in Baltimore, MD. Ms. Hyle is a member in WKW LLC, a limited liability company and is a former member of the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Provides critical insight into, among other things, financial statements, accounting principles and practices, internal control over financial reporting and risk management processes.

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Governance and Risk Oversight: Current Chair of Bunge Limited and former director of The ADT Corporation.

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Risk Management: Held senior management positions at Constellation Energy, ANC Rental Corp., and Black & Decker Corporation and brings extensive experience in management, operations, capital markets, international business, financial risk management and regulatory compliance.

MICHAEL J. LONG Age: 61 Director since May 2006 Committees: ■ Compensation and Succession Planning (Chair) ■ Executive ■ Governance and Nominating

Principal Occupation, Business Experience and Directorships

Mr. Long has served on our Board since May 2006. He has served as the Chief Executive Officer of Arrow Electronics, Inc. since May 2009 and as Chairman of the Board since 2010. Previously, he served as President and Chief Operating Officer of Arrow Electronics, Inc. from February 2008 until May 2009 and as a Senior Vice President of Arrow Electronics, Inc. from January 2006 to February 2008. Since 2018, he has served as a member of the Board of Directors of UCHealth and of National Western Stock Show. He served as a member of the Board of Trustees of the Denver Zoo from 2010 until 2017.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Brings relevant experience in the areas of finance, operations, management, leadership, strategic planning, executive compensation and global competition drawn from his current and prior leadership positions at Arrow Electronics, Inc.

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Global Markets and Distribution Expertise: Contributes critical insight into international markets and has an in-depth knowledge of business and strategic opportunities for wholesale distribution.

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Governance and Risk Oversight: Serves as Chairman, President and Chief Executive Officer of Arrow Electronics, Inc.

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Information Technology: Familiarity with technology solutions and IT services through experience in electronic components industry.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

HENRY W. MCGEE Age: 66 Director since November 2004 Committees: ■ Audit ■ Executive ■ Governance and Nominating (Chair)

Principal Occupation, Business Experience and Directorships

Mr. McGee has served on our Board since November 2004. He is a Senior Lecturer at Harvard Business School, a position he has held since July 2013. From April 2013 to August 2013, Mr. McGee served as a Consultant at HBO Home Entertainment. Previously, Mr. McGee served as President of HBO Home Entertainment from 1995 until his retirement in March 2013. He served as Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO. Mr. McGee is the former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center. He has served on the Boards of the Sundance Institute, the Public Theater, Save the Children and the Time Warner Foundation. He is currently a member of the Board of Tegna Inc., the Pew Research Center and the Black Filmmaker Foundation. He was recognized by Savoy Magazine in 2016 and 2017 as a member of the Power 300 list of the Most Influential Black Corporate Directors. In 2018, the National Association of Corporate Directors named Mr. McGee to the Directorship 100, the organization's annual recognition of the country's most influential boardroom members.

Key Attributes, Expertise, Experience and Skills:

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Global Markets and Distribution Expertise: Contributes significant operational, marketing and wholesale distribution expertise and knowledge of international markets acquired in senior management and leadership roles during his long career with HBO.

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Information Technology: Has a deep understanding of the uses of technology and application to marketing and media. Teaches courses on digital transformation.

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Governance and Risk Oversight: Current director of Tegna Inc. and Pew Research Center. Has taught MBA courses on leadership and corporate accountability. Served as President of HBO Home Entertainment and in other leadership positions within HBO.

DENNIS M. NALLY Age: 67 Director since January 2020

Principal Occupation, Business Experience and Directorships

Mr. Nally joined our Board in January 2020. He served as Chairman of PricewaterhouseCoopers International Ltd., the coordinating and governance entity of the PwC network, from 2009 to 2016. From 2002 to 2009, he served as Chairman and Senior Partner of the U.S. firm PricewaterhouseCoopers LLP. He joined PricewaterhouseCoopers LLP in 1974 and became partner in 1985, serving in numerous leadership positions within the organization, including National Director of Strategic Planning, Audit and Business Advisory Services Leader and Managing Partner. Mr. Nally is a member of the board of Morgan Stanley and Globality, Inc.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Has extensive knowledge of financial statements, accounting principles and practices, internal control over financial reporting and risk management processes.

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Governance and Risk Oversight: Experience as a director at Morgan Stanley and as senior executive at PricewaterhouseCoopers provides Mr. Nally with expertise in highly regulated industries.

Board of Directors Vote Recommendation

We recommend that you vote For the election of each of the ten nominees named in this proxy statement to the Board of Directors.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

Non-Employee Director Compensation at 2019 Fiscal Year End

Our director compensation program is designed to attract and retain qualified non-employee directors. Our program aligns director compensation with the compensation of our peers, which are identified on page 32. Our Governance and Nominating Committee reviews non-employee director compensation regularly to confirm that it appropriately addresses the time, effort, expertise, and accountability required of active board members.

The following table summarizes the total compensation earned by directors who were not employees of AmerisourceBergen during fiscal year 2019. Ms. Barra waived her right to receive compensation as a non-employee director. Directors who are employees of AmerisourceBergen receive no compensation for their service as directors or as members of Board committees.

Name	Retainer/ Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ornella Barra(5)	—	—	—	—	—

Douglas R. Conant(6)	50,000	—	—	6,320	56,320

D. Mark Durcan	100,000	175,000	—	6,320	281,320

Richard W. Gochnauer	113,750	175,000	—	6,320	295,070

Lon R. Greenberg	123,750	175,000	—	—	298,750

Jane E. Henney, M.D.	125,000	200,000	—	7,582	332,582

Kathleen W. Hyle	100,000	175,000	—	6,320	281,320

Michael J. Long	118,750	175,000	—	6,320	300,070

Henry W. McGee	113,750	175,000	—	17,197	305,947

Dennis M. Nally(7)	—	—	—	—	—

(1)
These amounts include amounts earned for service as Committee Chairs and amounts deferred into our deferred compensation plan. In fiscal year 2019, Mr. Long received 1,410 shares of Common Stock in lieu of the retainer.

(2)
As of September 30, 2019, each of the non-employee directors held the following shares of outstanding restricted stock units: Ms. Barra—0; Mr. Conant—2,700; Mr. Durcan—4,801; Mr. Gochnauer—7,825; Mr. Greenberg—4,801; Dr. Henney—5,640; Ms. Hyle—4,801; Mr. Long—4,801; Mr. McGee—6,218; and Mr. Nally—0.

  The amounts reported represent the grant date fair value for equity awards shown in accordance with Accounting Standards Codification 718, disregarding the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in fiscal year 2019. See Note 10 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for assumptions used to estimate the fair values of restricted stock units granted during fiscal 2019.

(3)
No stock options were granted to directors in fiscal year 2019. As of September 30, 2019, each of the non-employee directors held outstanding stock options as follows: Ms. Barra—0; Mr. Durcan—0; Mr. Gochnauer—10,585; Mr. Greenberg—0; Dr. Henney—3,528; Ms. Hyle—19,932; Mr. Long—0; Mr. McGee—0; and Mr. Nally—0.

(4)
These amounts represent the dividends accrued and paid on restricted stock units that vested in fiscal year 2019. In addition, the amount shown for Mr. McGee also includes the value of prescription drug benefits provided to Mr. McGee and his spouse during fiscal year 2019.

(5)
Ms. Barra waived her right to receive compensation as a non-employee director. Consequently, our Board has waived the stock ownership requirements for Ms. Barra.

(6)
Mr. Conant retired effective February 28, 2019, the date of the Annual Meeting of Stockholders. Mr. Conant's compensation reflects payment for a portion of fiscal year 2019. Due to his retirement, Mr. Conant did not receive the annual equity award of restricted stock units in 2019.

(7)
Mr. Nally was elected as a director in January 2020 and as such received no compensation throughout fiscal year 2019.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

Director Fees.    Our director compensation program provides for an annual cash retainer plus an annual equity award of restricted stock units. Consistent with our overall compensation philosophy, the compensation program for non-employee directors provides total direct compensation (cash retainer and equity award) in the 50th percentile of our peer group. (See page 32 for a description of our peer group.)

Compensation Element	2020 Compensation Program
Annual Retainer	$100,000 Non-Employee Director $125,000 Lead Independent Director

Annual Equity Award	$175,000 Non-Employee Director $200,000 Lead Independent Director

Chair Fee	$25,000 Audit Committee $20,000 Compensation and Succession Planning Committee $25,000 Compliance and Risk Committee $15,000 Finance Committee $15,000 Governance and Nominating Committee

Annual Retainers.    A director may elect to have the annual retainer paid in cash, Common Stock or restricted stock units, or credited to a deferred compensation account. Payment of annual retainers in cash will be made in equal quarterly installments.

Annual Equity Awards.    On February 28, 2019, each of the non-employee directors (other than Ms. Barra, who waived compensation, and Mr. Nally, who was not yet appointed as director) received an annual grant of restricted stock units. The vesting period for these awards is three years from the date of grant, subject to continued service on the Board or following retirement by a director (i) aged 62 with five years of continuous service on the Board or (ii) who, after reaching age 55, has an age plus years of continuous employment with the Company that equals at least 70. These grants were made under the AmerisourceBergen Corporation Omnibus Incentive Plan (the "Omnibus Incentive Plan"). A director may defer settlement of shares payable with respect to restricted stock units as described below.

Deferral and Other Arrangements.    Directors have the option to defer all or any part of the annual retainer and to credit the deferred amount to an account under the AmerisourceBergen Corporation Deferred Compensation Plan. Payment of deferred amounts will be made or begin on the first day of the month after the non-employee director ceases to serve as a director. A director may elect to receive the deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the Deferred Compensation Plan. Directors also have the option to forgo 50% or more of their annual cash retainers and receive either Common Stock or restricted stock units covering shares having a fair market value on the quarterly grant date equal to the amount of the foregone compensation. In addition, directors may defer settlement of any shares payable with respect to any restricted stock units (and any dividend equivalents) received either in lieu of the annual retainer or as the annual equity award to a later date. We also provide our directors with a prescription drug benefit and reimburse them for the cost of education programs, transportation, food and lodging in connection with their service as directors.

Stock Ownership Guidelines.    We require our non-employee directors to own shares of our Common Stock to align their interests with those of the stockholders and to provide an incentive to foster our long-term success. From and after the fifth year following their Board election, non-employee directors must own stock equal in value to at least five times the annual cash retainer. We may take unusual market conditions into consideration when assessing compliance.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

Corporate Governance

Board Structure

Our Board provides guidance and critical review of our governance, strategic initiatives, talent management and risk management processes. Our Board ensures that we have an effective management team in place to run our business and serves to protect and advance the long-term interests of our stockholders. The role of our senior executives is to develop and implement a strategic business plan for AmerisourceBergen and to grow our business.

Our employees conduct our business under the direction of our Chairman, President and CEO and with the independent oversight of our Board, including our Lead Independent Director Dr. Jane E. Henney. To enhance its oversight function, our Board is composed of directors who are not employed by us, with the exception of Mr. Collis.

Role of the Chairman and Lead Independent Chair

We believe that our leadership structure is in the best interests of AmerisourceBergen and its stockholders and that it fosters innovative, responsive and strong leadership for the Company as a whole. Our Board has determined that the election of an executive Chairman must be accompanied by the election of a strong Lead Independent Director with a clearly defined and dynamic leadership role in the governance of the Board. In February 2019, the Board determined that re-appointing Steven H. Collis as Chairman of the Board and Dr. Jane E. Henney as Lead Independent Director would result in the governance structure best suited to enable our Board and management to carry out their responsibilities to our stockholders and promote the growth of AmerisourceBergen. We believe the structure promotes, through the clearly articulated roles and responsibilities of the Lead Independent Director and Board committees, the objective and effective oversight of management.

Serving as both Chairman and CEO enables Mr. Collis to effectively and efficiently execute our strategic initiatives, and to respond to challenges and changes in both U.S. and international markets. Mr. Collis is uniquely suited to serve in these two roles due to his knowledge of the Company and his experience in the industry. As Lead Independent Director, Dr. Henney provides assertive, independent leadership in the boardroom. In addition to her extensive knowledge of the healthcare industry and regulatory environment, Dr. Henney has a thorough understanding of the Board's oversight role and leading corporate governance practices.

The Chairman's primary responsibility is to set the agenda for the Board and to facilitate communications among our directors and between the Board and senior management. As Chairman, President and CEO, Mr. Collis ensures that the Board's agenda and discussions address strategic planning as well as key business issues and risks that he encounters in daily operations.

Our governance structure establishes a dynamic leadership role for the Lead Independent Director, which, together with independent Committee leadership, provides a meaningful counterbalance to the executive Chairman and maintains independent and effective oversight of management.

Key aspects of this structure include: if the Chairman is not an independent member of the Board, a majority of the independent directors shall elect a Lead Independent Director annually, subject to his or her continuing reelection and status as an independent director; the Lead Independent Director has clearly articulated and extensive authority and responsibilities in the Board's governance and functions; our Audit Committee, Compensation and Succession Planning Committee, and Governance and Nominating Committee are each chaired by and comprised solely of independent directors; a majority of the directors serving on our Compliance and Risk Committee are independent directors; and our non-employee directors are encouraged to, and often do, have direct contact with our senior managers outside the presence of our executive officers.

The Lead Independent Director's robust and comprehensive authority is as follows:

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presides at all meetings of the Board at which the Chairman is not present;

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calls, sets the agenda for and chairs executive sessions of the non-employee directors;

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has authority to call a Board meeting and/or a meeting of non-employee directors;

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approves Board meeting agendas and schedules to ensure that there is sufficient time for discussion of all agenda items;

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meets one-on-one with the Chairman after each regularly scheduled Board meeting;

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serves as a liaison between the Chairman and the non-employee directors;

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serves on the Executive Committee;

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advises the Chairs of the Board committees and assists them in the management of their workloads;

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with the Chair of the Compensation and Succession Planning Committee, takes a leading role in succession planning for the CEO;

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

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supports the Chair of the Governance and Nominating Committee in overseeing the annual self-assessment process for the Board and each committee, interviewing and recommending candidates for the Board, and recommending Board committee assignments;

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is available for communication and consultation with major stockholders upon request on appropriate topics; and

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performs such other functions and responsibilities as set forth in our corporate governance principles or as requested by the Board or the non-executive directors from time to time.

Our Board conducts annual evaluations, under the oversight of our Governance and Nominating Committee. The Compensation and Succession Planning Committee, in accordance with its charter and under the oversight of the Lead Independent Director, will annually review the performance of, and succession plan for, the CEO. These processes provide our Board with opportunities to examine and reassess the effectiveness of our leadership structure, including the performance of our Chairman and Lead Independent Director.

Succession Plan for Chairman of the Board

Our Board has always retained the flexibility to determine the optimal leadership structure for the Company and its stockholders because our stockholders benefit most when our Board has the freedom to make decisions that are in the best interests of the Company rather than pursuant to a predetermined policy. Mr. Collis has served as President and CEO since July 2011 and as Chairman since March 2016.

In November 2018, the Board determined that it was in the best interests of the Company to split the role of Chairman of the Board and CEO in the future, commencing with the Company's next CEO. At that time, the Chairman role will be assumed by an independent director.

Board Corporate Governance

Our Board has adopted our corporate governance principles. Together with the charters of the Board committees, they provide the framework for the governance of AmerisourceBergen. Our corporate governance principles clearly delineate the authority and roles of the Chairman of the Board and the Lead Independent Director in the leadership of the Board, mandate the independence of the committee Chairs and all the members of our Audit Committee, Compensation and Succession Planning Committee and Governance and Nominating Committee, and affirm non-employee directors' access to managers and associates outside the presence of our executives. The corporate governance principles address a variety of governance issues in addition to the Board's leadership structure, including those discussed under the headings "Information on Board Committees," "Code of Ethics" and "Stockholder Engagement." The Board reviews and updates the corporate governance principles and the committee charters from time to time to reflect leading corporate governance practices.

There are six standing committees of the Board: the Audit Committee, the Compensation and Succession Planning Committee, the Compliance and Risk Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. Our Executive Committee, which is composed of our Chairman of the Board, the Lead Independent Director and the Chairs of the other standing committees, has the authority to act between regularly scheduled meetings of the Board, subject to applicable law. The Chairman of the Board serves as the Chair of the Executive Committee. The Board believes that changing committee assignments from time to time strengthens our corporate governance practices and enhances each committee's objective review of management.

Our corporate governance principles and the charters of the Audit Committee, the Compensation and Succession Planning Committee, the Compliance and Risk Committee, the Finance Committee and the Governance and Nominating Committee have been posted on our website at investor.amerisourcebergen.com.

Board Independence

The Board has determined that, except for Ms. Barra and Mr. Collis, all of the directors are independent. Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board. If the ten director nominees are elected at the 2020 Annual Meeting of Stockholders, eight out of ten directors then serving will be independent.

The Board has adopted guidelines in our corporate governance principles to assist it in making independence determinations, which meet or exceed the independence requirements set forth in the NYSE listing standards. These guidelines are contained in Section 5 of our corporate governance principles. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with AmerisourceBergen.

With the assistance of legal counsel, our Board reviewed the applicable legal standards for director and Board committee member independence. In undertaking its review, the Board considered that some of our directors serve on the board of directors or as executive officers of companies for which we perform (or may seek to perform) drug distribution and other services in the ordinary course of business. As a result of this review, the Board has determined that each of the following current directors is independent: D. Mark Durcan, Richard W. Gochnauer, Lon R. Greenberg, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long, Henry W. McGee and Dennis M. Nally.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

Our Board has also determined that each of the members of our Audit Committee, Compensation and Succession Planning Committee and Governance and Nominating Committee are independent, in accordance with the independence requirements set forth in their charters and, as applicable, SEC rules and NYSE listing standards. None of the members of these committees receives any consulting or advisory fee from us other than compensation as non-employee directors.

Risk Oversight and Management

The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

  ■
  Our Board considers specific risk topics throughout the year, including risks associated with government regulation as well as with our strategic objectives, business plan, operations, distribution of controlled substances, information technology (including cybersecurity) and capital structure, among many others. Each fiscal quarter, our Chief Financial Officer ("CFO") reports to the Board on AmerisourceBergen's financial performance and explains how actual performance compares to our business plan. Our corporate officers and the leaders of our principal business units report regularly to the Board about the risks and exposures related to their areas of responsibility. The Board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business. The Board also oversees our compliance policies and practices, including our sophisticated diversion control program through which the Company provides daily reports directly to the Drug Enforcement Administration about the quantity, type, and receiving pharmacy of every order of controlled substances we distribute. Additionally, the Board periodically visits Company facilities, which provides the directors with an opportunity to observe the Company's operations and to interact with employees outside of the boardroom.

  ■
  Each Board committee reports to the Board at every regular Board meeting on the topics discussed and actions taken at the most recent committee meeting. The Board discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

  ■
  In December 2019, our Board created a new Compliance and Risk Committee to assist the Board in its oversight of the Company's (i) enterprise risk management program, (ii) compliance program, which includes the Office of Compliance led by the Company's Chief Compliance Officer, (iii) legal and regulatory compliance, and (iv) Code of Ethics and Business Conduct. This new committee was created in furtherance of the Board's responsibility for oversight of the Company's businesses, including our long-standing commitment to ethics and compliance.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

  ■
  Our Audit Committee has primary responsibility for monitoring our internal audit and financial risk assessment and overseeing our system of internal controls and financial reporting. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings; and (ii) chief audit executive (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings. The Audit Committee is also responsible for periodically reviewing cybersecurity issues and the Company's business continuity and disaster recovery plans.

  ■
  The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Governance and Nominating Committee oversees our corporate governance practices generally, including monitoring our corporate citizenship function and our corporate responsibility practices. Additionally, the Compensation and Succession Planning Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally. Our Finance Committee discusses risks relating to our capital structure, financing activities, dividend and tax policy and stock repurchase activities.

  ■
  We have a Chief Compliance Officer who oversees our corporate compliance program, including our Office of Compliance, compliance audits, compliance training, and compliance with our Code of Ethics and Business Conduct and the Company's reporting, investigation and corrective action program. We also have an internal Compliance Committee composed of senior executives, including our Chief Compliance Officer and Chief Compliance Counsel, which supports the Chief Compliance Officer in fulfilling her responsibilities and driving corporate adherence to our compliance program, Code of Ethics and Business Conduct and related policies and procedures. Our Chief Compliance Officer and Chief Compliance Counsel reported to the Audit Committee through fiscal year 2019, began reporting to the Compliance and Risk Committee in December 2019 and reports to the full Board throughout the year on corporate compliance matters, the status of our compliance programs (including our diversion control program described above), calls to our hotline and any other material developments.

Oversight of Employee Compensation

We have conducted an internal risk assessment of our employee compensation policies and practices, including those relating to our executives. We have concluded that our compensation policies and practices do not promote behaviors that could put the organization at legal, financial or reputational risk. We have reviewed our risk analysis with the Compensation and Succession Planning Committee. The risk assessment process included, among other things, a review of all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that support corporate goals. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified. Moreover, various factors mitigate the risk profile of our compensation programs, including, among others:

  ■
  Performance targets under our cash incentive programs are tied to a number of different financial metrics so employees will not place undue emphasis on any particular metric at the expense of other aspects of our business;

  ■
  Maximum caps on payouts have been established for our annual cash incentive programs, including under our cash bonus plan used for senior management;

  ■
  Equity awards under our performance plan for senior executives have maximum caps and are forfeited entirely if the threshold performance metrics are not achieved;

  ■
  For fiscal year 2019, the performance plan ties 50% of an executive officer's annual equity award to performance shares that are dependent on financial metrics achieved over a three-year period to ensure that our executive officers are accountable for long-term measures of success;

  ■
  The remaining 50% of an executive officer's annual equity award is in stock options and restricted stock units and also vests over a multi-year period to encourage executive officers to focus on long-term growth and creating value for stockholders;

  ■
  Stock ownership requirements align the interests of our senior management with those of our stockholders;

  ■
  We have effective management processes for developing annual business plans and a strong system of internal financial controls; and

  ■
  A broad-based group of functions, including human resources, finance and legal, oversees aspects of our cash and equity incentive programs.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

Board Orientation and Education

We provide our directors with comprehensive orientation and continuing education, as needed, which is overseen by the Governance and Nominating Committee. Director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, compliance programs and other controls, policies, principal officers and internal auditors, and our independent registered public accounting firm. The orientation also addresses Board procedures, our corporate governance principles and our Board committee charters. We offer continuing education programs and provide opportunities to attend commercial director education seminars to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments. We provide our directors with full membership to the National Association of Corporate Directors to provide a forum for them to maintain their insight into leading governance practices and exchange ideas with peers. Dr. Henney in 2011 and 2012, Ms. Hyle in 2015 and Mr. McGee in 2018 were named to the "NACD Directorship 100," an annual honor sponsored by the National Association of Corporate Directors to recognize influential directors and others who impact corporate governance.

Board Evaluations

We have a comprehensive annual evaluation policy and process in place for the Board and each of its committees, which is led by the Chair of our Governance and Nominating Committee and our Lead Independent Director. As required by our corporate governance principles, the evaluation occurs annually. Either the Chair of our Governance and Nominating Committee, the Lead Independent Director, or an independent, third-party governance expert interviews each director to obtain his or her assessment of the effectiveness of the Board and the committees on which he or she serves, as well as director performance and Board dynamics. In fiscal 2019, the interview process was led by the Lead Independent Director. In advance of the interview, each member of a committee receives a questionnaire soliciting feedback regarding the committee's performance. During the interview, each member is asked to provide an assessment of the Board's and the relevant committee's performance. We also solicit suggestions for improving the Board's and the committee's performance, dynamics, time-management, and functioning, as well as proposed topics of focus for the Board and the committee in the upcoming year. The results of the individual interviews and assessments are aggregated in a report, which the Lead Independent Director presents to the full Board for review, discussion and determination of action items. The annual review by the Board of the corporate governance principles and by each committee of its charter is a further step in the evaluation process through which the directors consider leading corporate governance practices for the Board as a whole and identify new areas of focus for the different committees. The full Board reviews and discusses recommended revisions to the corporate governance principles and committee charters prior to voting on their approval.

Director Elections and Resignations

Our bylaws and corporate governance principles provide for a majority vote standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A "majority of the votes cast" means that the number of votes cast "for" a candidate for director must exceed the number of votes cast "against" that director. A plurality voting standard will apply instead of a majority voting standard if:

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  A stockholder has provided us with notice of a nominee for director in accordance with our bylaws; and

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  That nomination has not been withdrawn on or prior to the day next preceding the date the Company first provides its notice of meeting for such meeting to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the required votes for re-election, the director remains in office until a successor is elected and qualified. Our bylaws and corporate governance principles require each director nominee to tender an irrevocable resignation prior to the applicable meeting of stockholders and include post-election procedures in the event an incumbent director does not receive the required votes for re-election, as follows:

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  The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director;

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  The Board will act on the Governance and Nominating Committee's recommendation; and

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  The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

Information on Board Committees

Audit Committee

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  Appoints, and has authority to terminate, our independent registered public accounting firm.

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  Pre-approves all audits and permitted non-audit services provided by the Company's independent registered public accounting firm, including the scope of the audit and audit procedures.

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  Reviews and discusses the independence of our independent registered public accounting firm.

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  Reviews and discusses with management and our independent registered public accounting firm the Company's audited financial statements and interim quarterly financial statements as well as management's discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the Securities and Exchange Commission (SEC).

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  Prepares the audit committee report as required by SEC rules.

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  Discusses with management and/or our independent registered public accounting firm significant financial reporting and accounting issues and the adequacy of our internal control over financial reporting.

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  Discusses the Company's guidelines, policies and practices with respect to the assessment, management and mitigation of risks.

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  Reviews the internal audit function, internal audit plans, internal audit reports, and management's response to such reports.

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  Reviews the appointment, performance, and replacement of our chief audit executive.

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  Reviews and approves all related persons transactions in accordance with our Related Persons Transactions Policy.

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  Reviews our information technology security program and reviews and discusses the controls around cybersecurity, including the development of business continuity and disaster recovery plans.

Compensation and Succession Planning Committee

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  Reviews and approves our executive compensation strategy and the individual elements of total compensation for the President and CEO and executive management.

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  Evaluates performance of management annually.

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  Ensures that our executive compensation strategy supports stockholder interests.

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  Reviews and discusses with management the Compensation Discussion and Analysis and other disclosures about executive compensation that are required to be included in our proxy statement and Annual Report on Form 10-K.

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  Prepares a compensation committee report as required by SEC rules.

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  Administers and makes awards under our incentive compensation plans, including equity incentive plans.

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  Has sole authority for retaining and terminating any consulting firm used to assist the Committee in its evaluation of the compensation of the President and CEO or any other executive officer and for evaluating the independence of such consulting firm.

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  Monitors the activities of our internal Benefits Committee, including the Benefits Committee's oversight of the administration and investment performance of our retirement plans.

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  Oversees the administration of our health and welfare plans.

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  Reviews with management and makes recommendations relating to succession planning and talent development and reviews and monitors the Company's diversity and inclusion practices.

Compliance and Risk Committee

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  Oversees the implementation by management of an enterprise risk management program that is designed to assist the Company with monitoring and mitigating compliance, legal, regulatory, and operational risks related to the business, including emerging risks.

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  Assists the Board in its oversight of the Company's compliance with legal and regulatory requirements.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

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  Provides review and oversight of the Company's compliance program and meets regularly with the Company's Chief Compliance Officer to discuss matters within the Committee's oversight responsibility.

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  Reports to the Board regarding the Company's compliance functions and related risks.

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  Oversees compliance with our Code of Ethics and Business Conduct.

Executive Committee

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  Exercises the authority of the Board of Directors between regularly scheduled meetings of our Board on matters that cannot be delayed, except as limited by Delaware law and our bylaws.

Finance Committee

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  Provides oversight of our capital structure and other issues of financial significance to AmerisourceBergen.

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  Reviews the asset and liability structure of the Company and considers its funding and capital needs.

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  Reviews proposed financing plans, credit facilities, and other financing transactions.

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  Reviews our dividend policy.

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  Reviews and proposes issuance or sale of our stock, stock repurchases, redemptions and splits.

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  Reviews financial strategies developed by management to meet changing economic and market conditions.

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  Reviews proposed major capital expenditures or commitments.

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  Reviews proposed material acquisitions, divestitures, joint ventures, and other transactions involving AmerisourceBergen and periodically reviews performance and progress of completed acquisitions and capital spending projects.

Governance and Nominating Committee

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  Reviews and makes recommendations to the Board about corporate governance and the Company's corporate governance principles.

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  Identifies and discusses with management the risks, if any, relating to the Company's corporate governance structure and practices.

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  Recommends selection and qualification criteria for directors and committee members.

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  Identifies and recommends qualified candidates to serve as directors of AmerisourceBergen.

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  Considers nominees for directors recommended by stockholders.

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  Reviews and makes recommendations relating to succession planning for our Board and Board committee leadership positions and prepares for Board vacancies.

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  Oversees orientation of directors and continuing education of directors in areas related to the work of our Board and the directors' committee assignments.

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  Makes recommendations regarding the size and composition of our Board and the composition and responsibilities of Board committees.

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  Oversees the evaluation of our Board and the Board committees and reviews the standing committee assignments.

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  Reviews and makes recommendations to our Board regarding director compensation.

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  Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of directors and for evaluating the independence of such consulting firm.

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  Monitors the Company's corporate citizenship function, including its sustainability and corporate responsibility practices and its support of charitable, educational and business organizations.

Director Attendance

Yes, average director attendance was 98% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2019 and (ii) the total number of meetings held by each committee of the Board on which such person served during fiscal 2019. There were 6 meetings of the full Board of Directors during fiscal 2019 and the number of committee meetings held during fiscal 2019 is provided in the chart on page 3 of this proxy statement.

Corporate Governance and Related Matters  |  2020 AmerisourceBergen Proxy

Meetings of the Independent Directors

The independent directors meet prior to the commencement of each of the regularly scheduled Committee meetings. Additionally, the independent directors, together with our one additional non-management director, meet following each regularly scheduled meeting of the full Board of Directors. The Lead Independent Director presides at such meetings and, if the Lead Independent Director is not present, the committee Chairs preside on a rotating basis.

Communications with Non-Management Directors

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087. AmerisourceBergen's Secretary will determine, in his good faith judgment, which communications will be relayed to the Lead Independent Director and other non-management directors.

Code of Ethics

The Board of Directors adopted our Code of Ethics and Business Conduct in May 2004. We review and revise the Code of Ethics and Business Conduct from time to time, most recently in August 2019. It applies to directors and employees, including officers, and is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual. Any waivers of the application of the Code of Ethics and Business Conduct to directors or executive officers must be approved by either the Board of Directors or the Compliance and Risk Committee.

We have also adopted our Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC's Regulation S-K. It applies to our President and CEO, our Executive Vice President and CFO and our Senior Vice President and Chief Accounting Officer.

Our Code of Ethics and Business Conduct and our Code of Ethics for Designated Senior Officers are posted on our website at investor.amerisourcebergen.com. Additionally, any waiver or amendment to either code will be disclosed promptly on our website at investor.amerisourcebergen.com.

Stockholder Engagement

We value open communications with our stockholders. The goal of our engagement and outreach efforts is to ensure that we work collaboratively to educate our investors about our business and governance practices as well as to identify issues of importance to our stockholders and our business. Our investor relations team regularly shares with our Board and senior executives the feedback that they have received from our stockholders.

On an ongoing basis, we proactively communicate with the investment community and stockholders about AmerisourceBergen's financial performance, operations and strategic developments through the following:

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  Quarterly earnings releases and quarterly earnings release conference calls, investor presentations and webcasts;

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  Regular reports filed with the SEC, including annual and quarterly reports;

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  Participation in numerous healthcare investor conferences with webcasted presentations;

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  In-person meetings with investors and stakeholders;

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  Proactive outreach to institutional investors, pension funds and governance professionals from our largest stockholders;

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  Conference calls, presentations and webcasts related to specific developments, as needed; and

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  Our annual stockholders meeting.

Specifically, in 2019 we communicated with our largest stockholders in order to seek their input on a variety of topics. Following our 2019 annual meeting, we reached out to non-affiliated stockholders (i.e., stockholders other than Walgreens Boots Alliance, Inc.) who in the aggregate held 18% of our Common Stock (i.e., 25% of the shares of Common Stock held by parties other than Walgreens Boots Alliance, Inc.) in order to provide information regarding our corporate governance practices and the Company's role in the pharmaceutical supply chain. We also held phone calls with interested investors throughout 2019 and continue to engage with stockholders in order to provide them with updated information on our Company and in order to listen to their concerns.

2020 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

Our corporate governance principles, which were most recently revised in December 2019, describe the procedures through which stockholders may seek direct engagement with Board members. While management, through our President and CEO, our investor relations team, and our Corporate Secretary, ordinarily engages with stockholders, the Chairman of the Board, in consultation with the Lead Independent Director, will review and consider, on a case-by-case basis, stockholder requests for meetings with the Board of Directors related to key areas of Board oversight and determine whether such meetings would be appropriate and beneficial. Stockholders may communicate their views directly to the Board by writing to John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

Stockholder Recommendations for Director Nominees

The advance notice provision for nomination of directors in our bylaws allows a stockholder to propose nominees for consideration by the Governance and Nominating Committee by submitting specified information concerning itself and the proposed nominee, including the name, appropriate biographical information and qualifications of the proposed nominee. This and other information required under the advance notice provision must be provided to us in writing to: John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, no earlier than November 5, 2020 and no later than December 5, 2020 to be considered for the 2021 Annual Meeting of Stockholders.

The proxy access provision in our bylaws allows an eligible stockholder or group of no more than 20 eligible stockholders that has maintained continuous ownership of 3% or more of our Common Stock for at least three years to include in our proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two or 20% of the directors then in office. Loaned stock that can be recalled within three days may count towards an eligible stockholder's 3% beneficial ownership requirement, which must be maintained at least until the annual meeting at which the proponent's nominee will be considered. Proxy access nominees who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years. Provisions in the Shareholders Agreement with Walgreens Boots Alliance would not permit Walgreens Boots Alliance to use proxy access. If any stockholder proposes a director nominee under our advance notice provision, we are not required to include any proxy access nominee in our proxy statement for the annual meeting. Information required under the proxy access provision must be provided to us in writing to: John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, no earlier than August 27, 2020 and no later than September 26, 2020 to be considered for the 2021 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder in accordance with the requirements set forth in our bylaws, the Governance and Nominating Committee will reach a conclusion based on the nominee evaluation criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the committee.

Audit Committee  |  2020 AmerisourceBergen Proxy

AUDIT COMMITTEE MATTERS

Item 2—Ratification of Appointment of Ernst & Young LLP as
AmerisourceBergen's Independent Registered Public Accounting Firm
For Fiscal Year 2020

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for the fiscal year ending September 30, 2020. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2020. Although our governing documents do not require the submission of the appointment of AmerisourceBergen's independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for the fiscal year ending September 30, 2020, the Audit Committee will investigate the reasons and will reconsider the appointment of Ernst & Young LLP.

What is the oversight relationship between the Audit Committee and our external auditor?

Under its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of AmerisourceBergen's external auditor. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the external auditor's qualifications, performance and independence. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to AmerisourceBergen. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee reviews the process that we and Ernst & Young LLP undertake to ensure the rotation of the audit partner responsible for reviewing the audit, and evaluates the qualifications and experience of the individual selected to serve as lead partner for our audit. Ernst & Young LLP has been retained as the external auditor of AmerisourceBergen since 2001 and of its predecessor entity AmeriSource Health Corporation since 1985. The members of the Audit Committee believe that the continued retention of Ernst & Young LLP to serve as our external auditor is in the best interests of AmerisourceBergen and its stockholders.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2020 will include examination of the consolidated financial statements of AmerisourceBergen and services related to periodic SEC filings. Audit services for fiscal year 2020 also will include the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2018 and 2019, as described under the heading "Independent Registered Public Accounting Firm's Fees."

Will representatives of the independent registered public accounting firm be present at the 2020 Annual Meeting of Stockholders?

Representatives of Ernst & Young LLP are expected to be present at the 2020 Annual Meeting of Stockholders. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for fiscal year 2020.

2020 AmerisourceBergen Proxy   |  Audit Committee Matters

Audit Committee Financial Experts

The Board of Directors has determined that each of Mr. Durcan and Mr. Greenberg is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Mr. Durcan serves as Chair of the Audit Committee. A description of the financial expertise of Mr. Durcan and Mr. Greenberg accompanies their biographies on pages 11 and 12, respectively.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee's policy is to pre-approve all audit services and all non-audit services that the Company's independent registered public accounting firm is permitted to perform for the Company under applicable federal securities regulations. As permitted by the applicable regulations, the committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

Independent Registered Public Accounting Firm's Fees

During the fiscal years ended September 30, 2019 and 2018, Ernst & Young LLP, AmerisourceBergen's independent registered public accounting firm, billed the Company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the Company:

Fee Category	Fiscal Year 2019	Fiscal Year 2018
Audit Fees	$7,871,000	$7,185,000

Audit-Related Fees	$890,000	$577,000

Tax Fees	$1,494,000	$2,173,000

All Other Fees	$5,000	$2,000

TOTAL	$10,260,000	$9,937,000

Audit fees consisted of fees for the audit of AmerisourceBergen's annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of Company documents filed with the SEC. Audit fees also included fees for the audit of the effectiveness of the Company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including employee benefit plan audits.

Tax fees consisted of fees for services related to tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

Our Audit Committee reviewed and approved all fees charged by Ernst & Young LLP in accordance with the policy described above and monitored the relationship between audit and permissible non-audit services provided. The policy is intended to ensure that the fees earned by Ernst & Young LLP are consistent with the maintenance of the independent registered public accounting firm's independence in the conduct of its auditing functions.

Report of the Audit Committee  |  2020 AmerisourceBergen Proxy

Report of the Audit Committee

The Audit Committee consists of the three directors named at the end of this report. All of the Audit Committee members are independent under SEC and NYSE rules and our corporate governance principles. The Board of Directors has concluded that each member is financially literate and that two of the members qualify as audit committee financial experts. The key responsibilities of the Audit Committee are set forth in its charter, which was most recently revised by the Board of Directors in December 2019. The Audit Committee is responsible for, among other matters, the appointment and retention of the independent auditor and in connection therewith annually considers the performance of Ernst & Young LLP (EY). The Audit Committee charter is available on our website at investor.amerisourcebergen.com.

AmerisourceBergen's management has the primary responsibility for the Company's financial statements and its internal control over financial reporting. AmerisourceBergen's independent registered public accounting firm, EY, is responsible for performing an independent audit of AmerisourceBergen's consolidated financial statements and for issuing a report on the effectiveness of AmerisourceBergen's internal control over financial reporting. The Audit Committee meets regularly with EY, with and without management present, to review the overall scope and plans for EY's audit work and to discuss the results of its examinations, the evaluation of AmerisourceBergen's internal control over financial reporting and the overall quality of AmerisourceBergen's accounting and financial reporting. AmerisourceBergen's management has represented to the Audit Committee that the financial statements contained in our Annual Report on Form 10-K for fiscal year 2019 were prepared in accordance with U.S. generally accepted accounting principles and that our internal control over financial reporting was effective as of September 30, 2019.

The Audit Committee reviewed and discussed with AmerisourceBergen's management and EY the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and our internal control over financial reporting. The Audit Committee discussed with EY, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm's judgments as to the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements. The Audit Committee also discussed with EY the matters related to the conduct of the audit that are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (PCAOB), including the matters required to be discussed by the PCAOB Auditing Standard No. 1301, "Communication with Audit Committees." In addition, the Audit Committee discussed with EY the firm's independence from the Company and its management, including the matters in the written disclosures and letter that were received by the Audit Committee from EY as required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence. The Audit Committee further considered whether the provision of non-audited related services by EY to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee also discussed with EY the firm's audit of the effectiveness of the Company's internal control over financial reporting as of September 30, 2019.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AmerisourceBergen's Annual Report on Form 10-K for fiscal year 2019.

AUDIT COMMITTEE
D. Mark Durcan, Chair Lon R. Greenberg Henry W. McGee

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview

AmerisourceBergen Corporation is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. The purpose of our executive compensation program is to attract, motivate and retain the individuals who lead our Company and to align their interests with the long-term interests of our stockholders.

Our fiscal year 2019 named executive officers were:

Steven H. Collis	Chairman, President and Chief Executive Officer
James F. Cleary	Executive Vice President and Chief Financial Officer
John G. Chou	Executive Vice President, Chief Legal Officer and Secretary
Gina K. Clark	Executive Vice President and Chief Communications & Administration Officer
Robert P. Mauch	Executive Vice President and Group President
Tim G. Guttman	Former Executive Vice President and Chief Financial Officer

We seek to pay our executive officers fairly and competitively and to link pay with performance. The main elements of our compensation program are base salary, a short-term incentive in the form of an annual cash bonus, and long-term equity incentive awards. We emphasize compensation opportunities that reward our executive officers when they deliver targeted financial results. A significant portion of our executive officers' compensation is incentive-based. In fiscal year 2019, incentive compensation (annual cash bonus and equity incentive awards) accounted for approximately 89% of our CEO's total direct compensation (base salary, annual cash bonus and equity incentive awards) and approximately 80% of the average total direct compensation of the other named executive officers.

CEO	Other NEOs

2019 Say-On-Pay Vote

In fiscal 2019, we continued to emphasize our pay for performance culture. The compensation of our named executive officers was approved by stockholders in February 2019 with approximately 94% of stockholder votes cast in favor of our 2019 "say-on-pay" resolution. Our "say-on-pay" resolutions have received consistently strong support since the inception of the "say-on-pay" voting requirement implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Compensation and Succession Planning Committee (the "Compensation Committee") considered the results of the stockholder vote and believes it supports the view that compensation for our named executive officers closely aligns with our stockholders' interests. During fiscal 2019, the Compensation Committee reviewed our executive compensation peer group and worked to further align pay opportunities for our executive officers with our compensation philosophy. The Compensation Committee also approved performance metrics for incentive pay that, consistent with prior years, were designed to correlate with the way we evaluate our operational results and reflect measures of performance that drive returns for our stockholders.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Fiscal Year 2019 Compensation Practices and Policies

We believe our executive pay is reasonable and provides appropriate incentives to our executive officers to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. The Board and its committees regularly evaluate major risks to our business, including how risks taken by management could affect the value of executive compensation. To this end, our compensation program encompasses the following:

Highlights of Our Executive Compensation Program—Linking Pay with Performance and Mitigating Risk
What We Do	Use financial metrics to make a substantial portion of executive pay contingent on performance.
Engage with stockholders on compensation and governance.
Cap payouts under our annual cash bonus plan and performance share plans.
Apply robust clawback obligations to annual cash bonus and equity awards for executive officers.
Require our CEO to own stock equal in value to six times his base salary, and our CFO and other executive officers to own stock equal in value to three times their respective base salaries.
Require executive officers to retain all options and equity grants until required ownership levels are met.
Consider and implement, as appropriate, the advice provided by the independent compensation consultant to the Compensation Committee.
Consider a peer group in establishing named executive officer compensation and published compensation survey data for all other executive officers.
Prohibit short sales or hedging of our stock by our executive officers and directors.
Require forfeiture of awards upon violation of restrictive covenants.
Require a double-trigger for change in control payments.
Consider burn rate in equity grant decisions and manage use of equity awards conservatively.

What We Do	Tie incentive compensation to specific product sales, including prescription opioid medication sales.
Not Do	Grant stock options with an exercise price lower than fair market value.
Backdate or retroactively grant options or restricted stock units.
Pay dividends on unearned and unvested performance shares.
Reprice stock options.
Provide tax gross-ups in the event of a change in control.

2019 Fiscal Year Business Highlights

The Company delivered solid performance in fiscal year 2019 driven by our continued growth in specialty distribution, increased volume from some larger customers, and growth in the MWI Animal Health business. The Company continued to invest in and provide innovative services and solutions to our manufacturer and provider customers, with a focus on enhancing efficiency and customer experience. The following fiscal year 2019 highlights include non-GAAP financial measures. Appendix A to this proxy statement presents reconciliations to the most comparable GAAP financial measures and information about the reasons such non-GAAP financial measures are disclosed.

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  Revenue of $179.6 billion, representing a 6.9% increase over prior year revenue.

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  Diluted earnings per share of $4.04, compared to $7.53 in the prior year.

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  Adjusted diluted earnings per share ("adjusted EPS") of $7.09, representing a 9.2% increase over prior year adjusted EPS.1,2

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  Gross profit of $5.1 billion, representing a 11.4% increase over prior year gross profit.

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  Adjusted gross profit of $5.0 billion, representing a 5.7% increase over prior year adjusted gross profit.1

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  Operating income of $1.1 billion, representing a 23.0% decrease over prior year operating income.

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  Adjusted operating income of $2.1 billion, representing a 3.5% increase over prior year adjusted operating income.1

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  Operating income margin of 0.62%, representing a decrease of 24 basis points over prior year operating income margin.

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  Adjusted operating income margin of 1.14%, representing a decrease of 4 basis points over prior year adjusted operating income margin.1

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  Net cash provided by operating activities of $2.3 billion, and adjusted free cash flow of $1.9 billion.1

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

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  Returned a substantial amount of cash to our stockholders in fiscal year 2019 through $339.0 million in dividends and $674.0 million in stock repurchases.

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  Invested $310.2 million in the Company through capital expenditures.

1
See Appendix A for additional information regarding non-GAAP financial measures, including GAAP to non-GAAP reconciliations. For a comprehensive discussion of our GAAP financial results beyond those discussed in Appendix A, please refer to our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

2
As described below, in determining whether the adjusted EPS performance target had been met for purposes of determining the eligibility and amounts of awards of short-term incentive compensation, the Compensation Committee excluded the impact of stock repurchases above the amount planned when the performance thresholds and targets were established.

2019 Fiscal Year Executive Compensation Objectives and Actions

The Compensation Committee reviews and determines executive officer compensation, including the amount of base salary, short-term incentive awards and long-term incentive awards made to our named executive officers. In making these decisions, the Compensation Committee takes into account our financial and business results, individual performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in fiscal year 2019:

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  Continued to emphasize equity-based incentives under which executive officers earn amounts only when AmerisourceBergen's performance is strong and our stockholders have benefited.

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  Established fiscal year 2019 performance goals for our annual cash bonus plan, including a target adjusted EPS of $7.05 per share, a target adjusted operating income range of $2.04 billion to $2.11 billion, and a target adjusted free cash flow of $1.48 billion at the corporate level. These performance goals were calculated consistently with the way in which our publicly disclosed non-GAAP financial measures were calculated. (See Appendix A for more information about our non-GAAP financial measures, including reconciliations to GAAP.)

  ■
  Set target incentive levels for fiscal year 2019 cash bonuses of 150% of base salary for the CEO and of 100% of base salary for the other named executive officers.

  ■
  Approved fiscal year 2019 cash bonus payouts that were paid at 100.4% of target to all of our named executive officers.

  ■
  Granted annual equity incentive awards to our named executive officers after considering our compensation philosophy and the Compensation Committee's assessment of the executive officer's expected future contributions. The grant value of each annual equity award was divided among performance shares (50%), stock options (30%) and restricted stock units (20%).

  ■
  Approved performance metrics of compound annual adjusted EPS ("Compound Annual Adjusted EPS") and adjusted average annual return on invested capital ("Average Annual Adjusted ROIC") for the performance shares granted to our named executive officers in fiscal year 2019 (covering the three-year performance period ending September 30, 2021). (See "Performance Share Awards—Payout of FY17-FY19 Performance Shares" below for more information about Average Annual Adjusted ROIC.)

We believe that the fiscal year 2019 compensation of our executive officers was aligned with AmerisourceBergen's fiscal year 2019 adjusted results and met our compensation objectives. Our compensation policies have enabled us to attract and retain talented and experienced executive officers. We believe that these policies have benefited AmerisourceBergen over time and will position us for growth in future years.

Setting Executive Compensation

We consider market pay practices as a starting reference point when setting executive compensation. The Compensation Committee assesses whether our level of executive pay is appropriate when compared to industry and market standards. The Compensation Committee's independent compensation consultant assists the Compensation Committee in developing a peer group of companies to serve as the basis for comparing the pay of our named executive officers to the market. We conduct a detailed market review of executive pay to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against our peer group.

Our peer group is composed of companies with business models and operations comparable to our own, including our two largest direct competitors, and companies that we believe have a similar financial and operational profile. Metrics used to select our peer group include: revenue; market capitalization; number of employees; net income; operating income margin; and return on invested capital. We believe that the companies included in our peer group reflect the type and complexity of business risks managed by our named executive officers and that we compete with many of the companies in our peer group for executive talent.

Executive Compensation and Related Matters   |  2020 AmerisourceBergen Proxy

In fiscal year 2019, the Compensation Committee, in consultation with its independent compensation consultant, evaluated our peer group to ensure that our peer group companies remained appropriate. Following its review, the Compensation Committee concluded that our current peers remained reasonable. However, for fiscal year 2020, Express Scripts Holding Company was removed from our peer group as it was acquired by Cigna Corporation in December 2018. Our 2019 peer group, as determined by the Compensation Committee, is as follows:

2019 Peer Group
Abbott Laboratories Cardinal Health, Inc. CVS Health Corporation Eli Lilly and Company Express Scripts Holding Company FedEx Corporation	HCA Healthcare, Inc. Henry Schein, Inc. IQVIA Holdings Inc. The Kroger Co. Laboratory Corporation of America McKesson Corporation	Mylan N.V. Quest Diagnostics Incorporated Sysco Corporation Target Corporation United Parcel Service, Inc. Walgreens Boots Alliance, Inc.

In fiscal year 2019, the Compensation Committee reviewed peer group proxy statement data in evaluating our named executive officers' pay and published compensation survey data in evaluating our other executive officers' pay. When assessing pay levels, the Compensation Committee also reviews our executive officers' compensation in relation to each other. The Compensation Committee's consultant concluded that our overall competitive posture for executive pay in fiscal 2019 remained aligned with our pay for performance compensation philosophy.

Target Percentile Compensation Opportunity

Our compensation program targets executive officer pay relative to our peer group as follows:

Base Salary	Total Cash Compensation (Base Salary + Cash Bonus)	Total Direct Compensation (Base Salary + Cash Bonus + LTI)
35th percentile of peer group	50th percentile of peer group	50th percentile of peer group

We target total direct compensation opportunity at the 50th percentile relative to our peer group. We believe that targeting pay opportunities at the median of our peer group enables us to retain talented and experienced executive officers and is consistent with market-leading practices.

Components of the Executive Compensation Program

Pay Element	Award Type	Purpose	Fixed vs. Variable	Performance Measure
Base Salary	Cash	■ Provide a regular stream of income and security	Fixed	The Compensation Committee takes into account job performance, scope of role, duties and responsibilities, expected future contributions, peer group and other market pay data.

Short-Term Incentive	Cash	■ Motivate executives to improve financial performance year-over-year ■ Reward executive officers who deliver targeted financial results	Variable	Actual payout based on Company performance.

Long-Term Incentives	Performance Shares, Restricted Stock Units and Stock Options	■ Motivate executive officers to achieve superior business results over long-term ■ Enhance alignment between management and stockholder interests ■ Support stock ownership requirements	Variable	Actual value is determined by Company performance over a three-year time frame and/or linked to stock price.

Base Salary

We target base salary in the 35th percentile for similar positions in our peer group. By positioning base salary below our peer median, we place greater emphasis on incentive compensation for our executive officers. In fiscal year 2019, Mr. Cleary received an increase to his base salary of 13% in connection with his promotion to CFO. None of our other named executive officers, including our CEO, received increases to base salaries.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

FY2019 Short-Term Cash Incentive

The Compensation Committee approves the performance goals and incentive levels for each of our executive officers, and assigns a relative weighting to each performance measure under our cash incentive plan. For each performance measure, there is a threshold and a target. Threshold refers to the minimum acceptable level of performance and target is the desired level of performance. We do not pay a bonus for performance that is below the threshold established for financial performance goals and we pay a bonus of 25% of the target amount if performance is at the threshold. For performance that exceeds the threshold but does not meet the target, bonus payments are based on the level of performance and are increased ratably until the target is reached. All cash incentive awards are issued to the executive officers pursuant to our Omnibus Incentive Plan.

Executive officers may receive an amount in excess of their target bonus (up to a maximum of 200% of the target amount) if we exceed target amounts with respect to applicable key performance metrics. Therefore, an individual's actual bonus consists of (i) an amount that is based upon having met or exceeded the thresholds (which we refer to as the "earned" bonus) and (ii) if applicable, an amount that is based upon the extent to which actual performance exceeded target amount (which we refer to as a "stretch" bonus). In 2019, the key performance metrics for Messrs. Collis, Cleary and Chou and Ms. Clark were the Company's adjusted EPS and the Company's adjusted operating income. In 2019, the key performance metrics for Mr. Mauch were the Company's adjusted EPS and operating income of the Company's Pharmaceutical Distribution & Strategic Global Sourcing businesses. Executive officers were only eligible to receive a "stretch" bonus to the extent such metric exceeded its target range. The stretch portion is calculated by increasing the earned bonus by an additional 5% for every 1% that actual performance exceeds target on the key performance metric. Each key performance metric is equally weighted for purposes of calculating the stretch bonus.

In November 2018, the Compensation Committee approved the following corporate-level performance goals for our fiscal year 2019 cash incentive plan:

Corporate Performance Measure(1)	Threshold	Target	Actual
Adjusted EPS	$6.12	$7.05	$7.06 (2)

Adjusted Operating Income	$1.84 billion	$2.04 billion - $2.11 billion	$2.05 billion

Adjusted Free Cash Flow	$1.23 billion	$1.48 billion	$1.94 billion

(1)
See Appendix A to this proxy statement for additional information regarding non-GAAP financial measures, including GAAP to non-GAAP reconciliations.

(2)
As described below, in determining whether the adjusted EPS performance target had been met for purposes of determining the eligibility and amounts of awards of short-term incentive compensation, the Compensation Committee excluded the impact of stock repurchases above the amount planned when the performance thresholds and targets were established.

The Compensation Committee chose adjusted EPS, adjusted operating income and adjusted free cash flow as corporate-level performance goals because they are the key metrics used by management to set business goals and evaluate our financial results. In addition, we communicate our expectations about future business performance to investors by providing an adjusted EPS guidance range each fiscal year. We generally set adjusted EPS targets to reflect our long-term business goal of growing adjusted EPS in the low to mid-single digits, while allowing for reasonable flexibility to set our annual targets based on the impact of industry trends, other market factors and special items from year to year. In fiscal 2019, in determining whether the adjusted EPS performance target had been met for purposes of determining the eligibility and amount of awards of short-term incentive compensation, the Compensation Committee excluded the impact of stock repurchases above the amount planned when the performance thresholds and targets were established. As a result, we used adjusted EPS of $7.06 to determine awards under our cash incentive plan for fiscal year 2019, rather than the Company's adjusted EPS of $7.09.

The Compensation Committee chose adjusted operating income to encourage our executive officers to grow our Company's profitability. We use adjusted free cash flow as a corporate-level financial metric because the amount of free cash flow that we generate each year is essential for us to maintain appropriate working capital, complete acquisitions, and return capital to stockholders through dividends. We define the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities plus cash payments made relating to unfavorable legal settlements, minus cash payments received related to favorable legal settlements, and minus capital expenditures.

The Compensation Committee determined not to increase adjusted operating income and adjusted free cash flow targets in fiscal year 2019 over the targets chosen for fiscal year 2018 due to previously disclosed challenges related to the Company's subsidiary PharMEDium.

AmerisourceBergen exceeded the target on the adjusted EPS and adjusted free cash flow performance metrics and achieved, but did not exceed, the target on the adjusted operating income performance metric. As a result, the bonus payout for corporate-level metrics was, in the aggregate, approximately 100.4% of the target incentive amount.

Executive Compensation and Related Matters   |  2020 AmerisourceBergen Proxy

Target and actual fiscal year 2019 cash bonuses for our named executive officers were as follows:

		Target Incentive

Name	2019 Base Salary ($)	Percent of Base Salary (%)	Target Amount ($)	Maximum Bonus Potential ($)	Percentage Payout versus Target Incentive (%)	Actual Bonus Payout ($)
Steven H. Collis	1,240,000	150	1,860,000	3,720,000	100.4%	1,866,596

James F. Cleary	650,000	100	650,000	1,300,000	100.4%	652,305

John G. Chou	660,000	100	660,000	1,320,000	100.4%	662,340

Gina K. Clark	500,000	100	500,000	1,000,000	100.4%	501,773

Robert P. Mauch	675,000	100	675,000	1,350,000	100.4%	677,394

The fiscal year 2019 cash bonuses for Messrs. Collis, Cleary and Chou and Ms. Clark were designed to reflect enterprise-wide performance. As a result, 100% of their respective earned bonus payments was dependent upon the achievement of corporate-level performance goals with adjusted EPS weighted at 30% of the total target incentive, adjusted operating income weighted at 30% of the total target incentive and adjusted free cash flow weighted at 40% of the total target incentive. Additionally, because AmerisourceBergen exceeded the target range on the adjusted EPS performance metric, which was one of two key performance metrics for Messrs. Collis, Cleary and Chou and Ms. Clark, each of Messrs. Collis, Cleary, Chou and Ms. Clark received a stretch bonus to the extent that adjusted EPS exceeded the target range.

During fiscal year 2019, the Company's Pharmaceutical Distribution & Strategic Global Sourcing businesses reported to Mr. Mauch. As such, the fiscal year 2019 cash bonus for Mr. Mauch was based on the following metrics and weighting: 30% on the Company's adjusted EPS; 20% on the Company's adjusted operating income; 30% on the operating income of the Pharmaceutical Distribution & Strategic Global Sourcing businesses; and 20% on the free cash flow of the Pharmaceutical Distribution & Strategic Global Sourcing businesses (see Appendix A for additional information regarding the non-GAAP financial measure of free cash flow of the Pharmaceutical Distribution & Strategic Global Sourcing businesses). The Compensation Committee believes this mix appropriately linked pay to the operating responsibilities of Mr. Mauch while also aligning his goals with the broader organization. The Compensation Committee chose operating income of the Pharmaceutical Distribution & Strategic Global Sourcing businesses because it is the primary indicator of profitability and emphasizes our drive toward efficiency in our operations, and it chose free cash flow to focus on capital efficient growth. The 2019 stretch bonus for Mr. Mauch was based on the Company's adjusted EPS and the operating income of the Pharmaceutical Distribution & Strategic Global Sourcing businesses.

The goals for Mr. Mauch were intended to be challenging and to provide an incentive for him to drive the businesses he oversaw during the fiscal year to help achieve our strategic objectives. The Company's objectives for the Pharmaceutical Distribution & Strategic Global Sourcing businesses included driving customer experience, continuing to diversify services provided to manufacturers and customers, and adapting to pricing changes in the industry. In fiscal year 2019, the businesses in Pharmaceutical Distribution & Strategic Global Sourcing achieved target for operating income and exceeded target for free cash flow.

The Compensation Committee did not exercise any discretion to increase or decrease the size of named executive officers' cash bonuses for fiscal year 2019. Mr. Guttman was not eligible for a short-term incentive bonus in fiscal year 2019 in connection with his retirement from the position of Executive Vice President and CFO on November 9, 2018.

Looking Ahead: Fiscal Year 2020 Cash Bonus

In November 2019, the Compensation Committee approved performance measures for our fiscal year 2020 annual cash incentive plan. In 2020, the fiscal year cash bonus will continue to be paid upon the attainment of financial performance metrics, subject to the Compensation Committee's continued discretion to increase or reduce any portion of a calculated award for reasons including, but not limited to, issues that may positively or negatively impact the Company. In fiscal 2020, all named executive officers' cash bonus opportunities will be based on the Company's adjusted EPS, adjusted operating income and adjusted free cash flow.

Performance goals are intended to be challenging and to provide an incentive to achieve the goals set out in our fiscal year 2020 business plan and the strategic and other priorities established by our long-range plan. The fiscal year 2020 target incentive level for the CEO is 150% of base salary and for the other named executive officers is 100% of base salary, with the opportunity for each named executive officer to earn up to a maximum of 200% of target incentive if we exceed our financial performance goals. These target amounts are unchanged from 2019.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Long-Term Equity Incentives

We use equity awards to motivate our executive officers to achieve superior business results over the long term. Equity awards support our stock ownership requirements and further enhance the alignment between management and stockholder interests. The allocation of the annual equity award for our executive officers is 50% in performance shares, 30% in stock options and 20% in restricted stock units. This mix provides an incentive to achieve favorable long-term results at a reasonable cost to the Company. Long-term equity incentives are awarded under our Omnibus Incentive Plan.

In fiscal year 2019, we awarded our named executive officers 87,072 target performance shares, options to purchase 251,656 shares of our Common Stock and 34,830 restricted stock units of our Common Stock. These awards represented approximately 21% of the total equity incentives granted to management and other employees in fiscal year 2019. We believe that it was appropriate to award approximately 21% of total annual equity incentives to our named executive officers because they are in the best position to drive our future results and implement our long-term business strategy. Equity incentives represented approximately 72% of Mr. Collis's total direct compensation and approximately 60%, on average, of the total direct compensation of the other named executive officers in fiscal year 2019.

In approving fiscal year 2019 long-term equity incentive awards, the Compensation Committee considered a number of factors:

  ■
  Skills, experience, time in role and expected future contributions.    The size of an equity award depends, in part, on the scope of an executive officer's job responsibilities and the impact he or she can be expected to have on our future operating results.

  ■
  Company performance.    The Compensation Committee reviews our prior year financial performance and the executive officers' leadership and focus on fostering our strategic initiatives.

  ■
  Market alignment.    The Compensation Committee sets the target value of equity awards so that our executive officers will have a target long-term incentive near the median of our peer group. The target values are informed by the Compensation Committee's review of the competitive positioning of each element of pay based on compensation data prepared by the external compensation consultant with reference to our peer group for our named executive officers and with reference to published market compensation survey data for the other executive officers.

  ■
  The emphasis placed on equity in the mix of total compensation.    The Compensation Committee believes that incentive compensation should constitute the majority of each executive officer's overall compensation package to provide incentives to meet our performance objectives and grow our stock price over time.

  ■
  Average annual share burn rate.    The Compensation Committee also takes into account the average annual shares awarded for total equity incentives granted to employees in order to provide stock options, restricted stock units and performance shares to eligible employees at a reasonable rate and cost to AmerisourceBergen and its stockholders.

Equity awards are subject to vesting, forfeiture and clawback provisions, described in more detail below and in the sections following the Summary Compensation Table. When an executive officer becomes eligible for retirement and retires, unvested equity awards will continue to vest according to their schedule. We believe these requirements support our goal of retaining executive officers and aligning individual performance with our long-term growth. The post-retirement provisions provide an additional incentive for executive officers, particularly those near retirement, to continue to focus on our long-term performance. Forfeiture and clawback provisions serve as a means to redress detrimental behavior by current and former employees. For additional information about our long-term equity incentive awards see the narrative discussion following the Summary Compensation Table below.

Performance Share Awards

Our performance plan is designed to encourage our executive officers to focus on initiatives that promote the achievement of our long-term goals. Performance share awards are granted annually, and each performance award is based on a performance period covering three fiscal years. Performance shares are subject to the attainment of performance goals approved by the Compensation Committee. Vesting (or payout of shares) is based on cumulative performance at the end of the applicable three-year performance cycle.

For the FY17 - FY19 performance period, a participating executive officer had the opportunity to earn a payout of between 0% and 150% of his or her target award. For the FY19 - FY21 performance period, a participating executive officer has the opportunity to earn a payout of between 0% and 200% of his or her target award. If threshold performance for a particular metric is not attained, the executive officer forfeits the right to receive any payout based on that metric. Threshold performance for each metric will result in a share payout equal to 50% of the target award. Target performance for each metric will result in a share payout equal to 100% of the target award. Attaining the maximum goal for each metric would result in a share payout equal to 150% of the target award for the FY17 - FY19 performance period and 200% of the target award for the FY19 - FY21 performance period. Each of our named executive officers was an executive officer of the Company when performance share awards were granted in fiscal year 2017. Accordingly, each named executive officer received performance shares for the FY17 - FY19 performance period.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

The Compensation Committee has selected compound annual adjusted EPS and average annual adjusted ROIC as the metrics used for awarding performance shares. Compound annual adjusted EPS was chosen because adjusted EPS is a key metric used by management to set business goals and evaluate our financial results. Average annual adjusted ROIC is calculated by dividing after-tax adjusted operating income by invested capital. We use average annual adjusted ROIC to encourage our executive officers to grow our Company's profitability.

Payout of FY17 - FY19 Performance Shares

In November 2019, the Compensation Committee approved the vesting and payment of the FY17 - FY19 performance shares at 22.1% of their target award level. The Compensation Committee's determination was based on AmerisourceBergen's achievement of a Compound Annual Adjusted EPS growth rate of 8.05% and an Average Annual Adjusted ROIC of 16.53%, in each case, for the three-year performance period ended September 30, 2019. (See the footnotes to the table below for how these non-GAAP performance measures are calculated.)

The award metrics for the FY17 - FY19 performance share awards were as follows:

			Threshold		Target		Maximum		Actual Performance

Metric	Weighting	Baseline	Goal	Payout Ratio	Goal	Payout Ratio	Goal	Payout Ratio
Compound Annual Adjusted EPS(1)	75%	$5.62	9%	50%	11%	100%	15%	150%	8.05%

Average Annual Adjusted ROIC(2)	25%	—	15%	50%	17%	100%	19%	150%	16.53%

(1)
Compound Annual Adjusted EPS is the mean annual growth rate of adjusted EPS from the baseline over the three-year performance period.

(2)
Average Annual Adjusted ROIC is the average of the Company's adjusted ROIC during a three-year performance period. Average Annual Adjusted ROIC is calculated by dividing after-tax adjusted operating income by invested capital.

Based on our performance, and the respective weighting of each performance metric, the number of shares earned for the FY17 - FY19 performance share awards was calculated as follows:

Metric	Percentage of Target Award Allocated		Target Share Amount		Performance Multiplier		Awards Earned
Compound Annual Adjusted EPS	75%	X	Target Amount of Performance Shares Granted	X	Performance-Determined Payout Ratio	=	Awards Earned Based on Compound Annual Adjusted EPS Performance

Average Annual Adjusted ROIC	25%	X	Target Amount of Performance Shares Granted	X	Performance-Determined Payout Ratio	=	Awards Earned Based on Average Annual Adjusted ROIC Performance

							Total Performance Share Awards Earned

FY17 - FY19 Performance Shares Earned:

Name	Target Amount of Performance Shares	Shares Earned
Steven H. Collis	37,032	8,178

James F. Cleary	6,877	1,520

John G. Chou	10,581	2,338

Gina K. Clark	5,290	1,169

Robert P. Mauch	10,581	2,338

Tim G. Guttman	13,226	2,922

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

FY19 - FY21 Performance Share Metrics

The Compensation Committee approved the terms of the FY19 - FY21 performance shares in November 2018, including the following performance metrics and weightings:

Metric	Weighting
Compound Annual Adjusted EPS	75%

Average Annual Adjusted ROIC	25%

The Compensation Committee believes the Compound Annual Adjusted EPS and Average Annual Adjusted ROIC growth goals for the performance shares covering the three-year performance period (beginning on October 1, 2018 and ending September 30, 2021) are challenging and difficult to achieve, but attainable with significant skill and effort on the part of our executive leadership team. The Compound Annual Adjusted EPS and Average Annual Adjusted ROIC goals of the FY19 - FY21 performance share awards are confidential and consistent with our long-range plan. In the case of the FY19 - FY21 performance share awards, performance will be assessed as of September 30, 2021.

Compensation Forfeiture and Recoupment ("Clawback") Provisions

Our executive officers receive their annual cash bonus and equity awards under our Omnibus Incentive Plan, pursuant to which such awards are subject to forfeiture and clawback provisions. The forfeiture or clawback of shares or other amounts received would apply if the executive officer is terminated for cause, breaches restrictive covenants (during the employment period or two years thereafter), engages in any conduct that results in AmerisourceBergen having to restate its financial statements (during the employment period or three years thereafter), or engages in certain other misconduct. All of our other employees who are eligible for equity awards also receive those awards pursuant to the Omnibus Incentive Plan. Accordingly, forfeiture and clawback provisions apply to all employees who receive equity awards from us.

Additionally, in connection with the previously disclosed Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, we adopted a Financial Recoupment Policy. Under this policy, cash and equity compensation awarded to executive officers and senior employees in certain businesses are subject to additional forfeiture and clawback provisions.

Clawback Disclosure Policy

The Company has a clawback disclosure policy that applies to all incentive compensation made to any officer (as such term is defined under Section 16 of the Securities Exchange Act of 1934, as amended) under the Company's Omnibus Incentive Plan and Annual Incentive Plan. Under the policy, if incentive compensation is ever forfeited or required to be repaid by an officer and the underlying event has been publicly disclosed, then we will disclose the aggregate amount forfeited or to be repaid. The disclosure will include a general description of the circumstances giving rise to the clawback and will be made in a document filed publicly with the SEC or posted to a clearly identifiable location on our investor website at investor.amerisourcebergen.com. The disclosure policy is subject to exceptions: (i) if such disclosure would violate an individual's privacy rights; (ii) if such disclosure would result in or exacerbate existing or threatened litigation; or (iii) if such disclosure is contrary to law or regulation. The policy is administered by the Board, which has exclusive authority to interpret and carry out the policy.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will generally be made at specified times. Our equity award policy is designed to encourage consistency in practice, but is not intended to and does not limit the authority of the Compensation Committee under our equity incentive plans, including the Omnibus Incentive Plan. The Compensation Committee generally will review and approve annual equity awards to executive officers and other eligible employees in November of each year, which is near the beginning of our fiscal year. This allows the Compensation Committee to make annual equity awards at the beginning of the relevant performance cycle with the benefit of reviewing results from the immediately preceding performance cycle. We also may make equity awards at other times during the year for new hires or for other reasons, including, for example, a job promotion, as a result of an acquisition or for retention purposes. In accordance with our policy and our Omnibus Incentive Plan, the Compensation Committee has delegated limited authority to our CEO to approve grants to non-executive officers. Such awards may only be made on the first business day of a month. The Compensation Committee must approve any equity awards to our named executive officers.

The exercise price of any stock option award is the closing price of our Common Stock on the date of grant. We do not backdate or retroactively grant options or restricted stock units. We generally schedule Board and Compensation Committee meetings at least one year in advance and, as noted above, generally make annual equity awards to our executive officers at approximately the same time each year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Other Compensation

Our named executive officers receive a limited amount of other benefits as part of a competitive compensation package. These benefits include, as discussed below, a Company matching contribution under our 401(k) plan, which is available to all employee participants. We provide an allowance for tax and financial planning services for our executive officers to give them the opportunity to maximize the benefits from the compensation and benefits programs offered to them and to enable them to focus more of their time and attention on achieving our financial and strategic goals. In addition, we provide executive officers with a physical examination benefit. Further, our CEO receives certain security and driver services through the Company. Additionally, from time to time, we have paid for relocation costs when it is desirable for an executive to relocate. No relocation costs were paid in fiscal year 2019. In the aggregate, these other benefits constitute only a small percentage of each named executive officer's total compensation.

Deferred Compensation

Executive officers may defer receipt of part or all of their cash compensation under our deferred compensation plan. The plan is intended to promote retention of executive officers by providing a long-term, tax-efficient savings opportunity at a low cost to us. Amounts deferred under the plan are deemed invested in the plan investment options chosen by the executive officer. The executive officer's account is adjusted for any notional gains and losses on the amounts deferred under the plan.

Employee and Retirement Benefits

Core employee benefits are available to the executive officers on the same basis as all domestic employees generally. These benefits include medical and dental coverage, disability insurance, life insurance and a 401(k) plan.

We offer a benefit restoration plan to selected key management, including the named executive officers. We implemented this plan in 2006 to address the absence of any non-legacy executive retirement plan following the 2001 merger that formed the Company and to permit executive officers to receive the full amount of the Company match generally available to other employees under the 401(k) plan. In fiscal year 2019, the benefit restoration plan provided an annual contribution amount equal to 4% of a participant's salary and bonus to the extent that his or her compensation exceeded IRS limits applicable to our 401(k) plan. Benefits under the plan are subject to certain vesting requirements based on age and length of service (other than in the event of death, disability or a change in control).

Severance and Change in Control Benefits

Employment Agreements.    Employment agreements in effect during fiscal 2019 for our named executive officers are described under "Executive Compensation and Related Matters—Employment Agreements." Our standard employment agreements for executive officers cover termination (including in the event of a change in control) and severance and include non-competition, confidentiality, and related provisions. The employment agreements do not include specified amounts of salary, bonus opportunities, or equity-based compensation for future years.

Severance Benefits.    We provide severance benefits under specified circumstances to give executive officers a measure of financial security following the loss of employment, to protect the Company from competitive activities after the departure of certain executive officers, and because we believe that these benefits are important to attract and retain our executive officers in a competitive industry. We will provide severance benefits if we discharge an executive officer without cause or such executive officer leaves the Company for good reason. Good reason means a reduction in base salary or our failure to comply with our obligations (including, in some cases, by diminishing the executive officer's authority, duties and responsibilities) under his or her employment agreement. The terms of the severance benefits for our named executed officers are set out in employment agreements and various plans, which are described in the section of this proxy statement titled "Executive Compensation and Related Matters—Potential Payments Upon Termination of Employment on Change in Control."

We do not provide severance benefits if an executive officer is terminated for cause or leaves without good reason. In that case, we would only pay the amount of accrued obligations.

Change in Control.    The vesting of equity awards will be accelerated if an executive officer's employment is involuntarily terminated within two years after a change in control. In the event of a change in control, a shortened performance period, which extends only through the end of the fiscal quarter preceding the change in control, will be used to determine the payout under awards of performance shares. We provide these benefits to offer some financial protection to employees following an involuntary loss of employment in connection with a change in control and to enable our executive officers to focus on important business decisions should we be acquired without regard to how the transaction may affect them personally. We believe that this structure provides executive officers with an appropriate incentive to cooperate in completing a change in control transaction. The Board and the Compensation Committee also have discretion under our equity plans to take certain actions in the event of a change in control. These actions include canceling options that are not exercised within 30 days after a change in control; cashing out outstanding options; canceling any restricted stock awards in exchange for the payment of cash, property or a combination of cash and property equal to the award's value; or substituting other property (including securities of another entity) for awards granted under our equity plans.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

In addition, the Compensation Committee has discretion under the Annual Incentive Plan to pay the annual cash incentive awards during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be made at target level and/or based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control.

Under the employment agreements for our executive officers, if amounts otherwise payable to an executive officer in connection with a change in control would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company will reduce such payments to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, but only if such reduction would provide the executive officer with a greater net after-tax benefit than would no reduction.

Additionally, an executive officer may receive additional severance if his or her employment is involuntarily terminated without cause or such executive officer leaves the Company for Good Reason upon or within two years following a change in control. See the section of this proxy statement titled "Executive Compensation and Related Matters—Potential Payments Upon Termination of Employment or Change in Control" below.

Executive Stock Ownership

Our executive officers must own shares of our Common Stock in an amount equal to a multiple of their base salary. Stock ownership aligns management's interests with those of our stockholders and provides a continuing incentive for management to focus on long-term growth. Under our executive stock ownership guidelines, our CEO must own shares worth six times his base salary and the other executive officers must own shares worth three times their base salaries. Executive officers who become subject to the guidelines have five years from the date of hire or change in status, whichever is later, to comply with the ownership requirements, but must retain all options and equity grants until required ownership levels are met. Following its annual review, the Compensation Committee determined that each of the named executive officers is in compliance with the guidelines.

Derivatives Trading and Hedging Prohibition

AmerisourceBergen considers it improper and inappropriate for its directors, officers and employees to engage in short-term or speculative transactions in our securities, including hedging or monetization transactions. Many forms of speculative transactions are inconsistent with the goal to improve our long-term performance. Accordingly, AmerisourceBergen has a policy that prohibits directors, officers and employees from engaging in the following transactions involving AmerisourceBergen securities: short sales, hedging or monetization transactions, and transactions in publicly-traded options on our securities, such as puts, calls and other derivatives.

Tax Considerations

When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). The 2017 Tax Act eliminated most of the exceptions from the $1 million deduction limit, except for certain arrangements in place as of November 2, 2017. As a result, most of the compensation payable to our named executive officers in excess of $1 million per person in a year will not be fully deductible.

Compensation Committee Report

The Compensation and Succession Planning Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for our 2020 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2019. This report is provided by the following independent directors, who comprise the Compensation and Succession Planning Committee:

Michael J. Long, Chair Richard W. Gochnauer Kathleen W. Hyle

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Compensation Committee Matters

General

Our Compensation Committee is composed of independent directors. The Compensation Committee is responsible for the design of our executive compensation program and review of succession planning. The Compensation Committee reviews and approves the compensation of our executives, including our named executive officers. The Compensation Committee also oversees our long-term incentive and savings, retirement, health and welfare plans. The Compensation Committee has delegated the administration of our benefit plans to an internal Benefits Committee, composed of senior finance, human resources and legal executives. The internal Benefits Committee oversees the selection of investment options under our savings plans and the performance of the investment advisers and plan administrators.

Processes and Procedures

Meetings.    The Compensation Committee met four times in fiscal year 2019. The Compensation Committee Chair, in consultation with the other Compensation Committee members and management, prepares agendas that address an annual calendar of topics and other matters. The Compensation Committee meets without management present, whenever necessary, to discuss matters it deems appropriate.

Role of External Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate any consultant or other external advisor, and to approve the fees and other terms of engagement for such consultant or advisor. Each year, the Compensation Committee evaluates the qualifications, performance, independence and potential for conflicts of interest of its compensation consultant and any other external advisors to the Compensation Committee. This evaluation takes place at the beginning of the fiscal year in the case of an ongoing engagement or prior to the selection of a new consultant or advisor.

Pearl Meyer & Partners ("Pearl Meyer") serves as the Compensation Committee's compensation consultant. The Compensation Committee has determined that Pearl Meyer and the individual Pearl Meyer consultants are independent and have not had any economic interests or other relationships with AmerisourceBergen or the Compensation Committee members that would conflict with their obligation to provide the Compensation Committee with impartial and objective advice. Pearl Meyer did not provide any services to our management in fiscal year 2019.

The Compensation Committee's compensation consultant advises the Compensation Committee on all aspects of executive compensation, including comparative data, competitive positioning of executive pay, plan design, long-term incentive pay practices and market trends. As directed by the Compensation Committee, the consultant prepares analysis and recommendations relating to the compensation of our executive officers, including pay recommendations for our CEO. Representatives of Pearl Meyer attended Compensation Committee meetings and met privately from time to time with the Compensation Committee and individual Compensation Committee members to plan for Compensation Committee meetings and discuss executive compensation matters.

Role of Management.    Our CEO gives the Compensation Committee a performance assessment and pay recommendation for senior management, including each of the other named executive officers. Management, in consultation with the Compensation Committee's compensation consultant, may also make recommendations on matters of compensation philosophy and plan design. Executives may attend the Compensation Committee meetings, but they are not present when the Compensation Committee meets in executive session and they do not make recommendations regarding their own pay.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid to or earned during fiscal year 2019 by (i) our Chairman, President and CEO, (ii) our Executive Vice President and CFO, (iii) our former Executive Vice President and CFO, and (iv) the three other most highly compensated executive officers, whom we collectively refer to in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven H. Collis	2019	1,240,000	5,600,004	2,400,404	1,866,596	202,926	11,309,930
Chairman, President and CEO	2018	1,240,000	5,599,992	2,400,007	2,050,733	223,383	11,514,115
	2017	1,240,000	4,199,984	2,799,999	1,339,883	327,408	9,907,274

James F. Cleary	2019	638,750	1,470,008	630,112	652,305	62,306	3,453,481
Executive Vice President and CFO	2018	575,000	1,259,940	540,006	485,640	246,637	3,107,223

John G. Chou	2019	660,000	1,470,008	630,112	662,340	86,155	3,508,615
Executive Vice President, Chief Legal Officer and Secretary	2018 2017	660,000 633,000	1,469,969 1,200,006	630,007 800,006	727,679 456,898	82,949 94,447	3,570,604 3,184,357

Gina K. Clark	2019	500,000	909,954	390,061	501,773	64,402	2,366,190
Executive Vice President and Chief Communications & Administration Officer

Robert P. Mauch	2019	675,000	1,470,008	630,112	677,394	85,087	3,537,601
Executive Vice President and Group President	2018	675,000	1,469,969	630,007	563,392	67,269	3,405,637
	2017	618,750	1,200,006	800,006	217,479	109,633	2,945,874

Tim G. Guttman(5)	2019	710,000	—	—	—	657,549	1,367,549
Former Executive Vice President and CFO	2018	710,000	1,750,007	749,999	782,807	92,886	4,085,699
	2017	710,000	1,500,027	1,000,004	511,461	121,494	3,842,986

(1)
Salary.    The amounts reported as salary represent the base salaries paid to each of the named executive officers for each fiscal year shown. Amounts shown for Mr. Collis include $179,725 and $63,431 deferred into our deferred compensation plan for fiscal years 2017 and 2019, respectively. Amounts shown for Mr. Chou include $111,614, $228,449 and 363,840 deferred into our deferred compensation plan for fiscal years 2017, 2018 and 2019, respectively. Amounts shown for Ms. Clark include $18,269 deferred into our deferred compensation plan for fiscal year 2019. Amounts shown for Mr. Mauch include $26,344, and $21,748 deferred into our deferred compensation plan for fiscal year 2017 and 2018, respectively.

(2)
Stock Awards and Option Awards.    The amounts reported as stock awards and option awards represent the grant date fair values of equity awards shown in accordance with Accounting Standards Codification ("ASC") Topic 718, disregarding the estimate of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. There were no forfeitures by named executive officers in fiscal years 2017, 2018, or 2019. See Note 10 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 relating to assumptions made in the valuations.

For awards that are subject to performance conditions and are included in the table above as stock awards, we report the fair values at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome is assumed to be at target level attainment and the grant date fair values of the FY19—FY21 performance shares at target level attainment were as follows: Mr. Collis—$4,000,016, Mr. Cleary—$1,049,967, Mr. Chou—$1,049,967, Ms. Clark—$649,992, and Mr. Mauch—$1,049,967. The following represents the grant date fair value of the performance share awards at maximum level attainment: Mr. Collis—$8,000,032, Mr. Cleary—$2,099,934, Mr. Chou—$2,099,934, Ms. Clark—$1,299,984, and Mr. Mauch—$2,099,934.

Long-term equity incentive awards were made pursuant to our Omnibus Incentive Plan. Stock options have an exercise price equal to the closing price of our Common Stock on the date of grant. Stock options vest at the rate of 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of seven years from the date of grant. Unvested options normally cease to vest upon any termination of employment other than involuntary termination of employment within two years after a change in control or upon retirement to the extent and according to the schedule set forth in the applicable award agreement. If we terminate a named executive officer for cause, all outstanding options (vested and unvested) are immediately canceled. (See the section of this proxy statement titled "Potential Payments Upon Termination of Employment or Change in Control" for a description of the impact of termination of employment on vesting and exercisability of restricted stock units and stock options.)

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

  Restricted stock unit awards vest on the third anniversary of the grant date. Unvested restricted stock units are forfeited if the executive leaves the Company prior to vesting, except by reason of death or disability or upon an involuntary termination of employment within two years after a change in control. In accordance with the dividend rate applicable to the declaration of dividends on our Common Stock from time to time, dividends on unvested restricted stock units are accrued and paid upon vesting. The dividend rate is not preferential. A restricted stock unit is a right to receive shares of our Common Stock that is delivered at the time and to the extent that the restricted stock unit vests.

  Performance shares vest at the end of the three-year performance period applicable to the awards, subject to achievement of the performance metrics and except as noted below. Performance shares are settled using shares of our Common Stock. Each performance share represents the right to receive one share of our Common Stock. The Common Stock is not restricted upon payout of the award. If threshold performance for a performance metric is not achieved, the executive will forfeit the right to receive any payout based on that metric. Except as set forth below, the executive must remain continuously employed by us through the end of the original performance period in order to receive a payout of the award. An executive will forfeit his or her award under the performance plan upon voluntary termination of employment or termination for cause prior to vesting. An executive is entitled to receive a pro-rata portion of his or her award in the event of the executive's death, disability or involuntary termination without cause prior to vesting, provided such event occurs after at least eighteen months from the beginning of the performance period. In addition, in the event of the executive's death or disability, the performance period will be measured only through the end of the most recently completed quarter prior to such event. Upon a change in control of AmerisourceBergen, an executive will be entitled to receive a payout, if any, based upon a shortened performance period (extending from the beginning of the performance period through the end of the fiscal quarter preceding the change in control), but the vesting and the payout of the award, if any, would be made at the end of the original performance period so long as the executive is continuously employed by us. However, in the case of the executive's involuntary termination with or without cause within two years of a change in control, the performance award will vest on the date of the executive's termination. If an executive voluntarily retires, the executive will be entitled to receive a payout of his or her award at the end of the three-year performance period, if any, depending on assessment of our performance at the end of the three-year performance period. In accordance with the dividend rate applicable to the declaration of dividends on our Common Stock from time to time, dividends on unvested performance shares are accrued and paid upon vesting. If the required performance is attained, the executive will receive a cash payment equal in value to the total dividends that would have been paid on the award. The dividend rate is not preferential. There are no dividends paid on outstanding performance shares during the performance period.

(3)
Non-Equity Incentive Plan Compensation.    The amounts reported as Non-Equity Incentive Plan Compensation represent the annual cash bonuses awarded to the named executive officers pursuant to our Omnibus Incentive Plan for the fiscal year shown. (See the cash bonus discussion in the section of this proxy statement titled "Compensation Discussion and Analysis—FY2019 Short-Term Cash Incentive.")

(4)
All Other Compensation.    The following table shows the specific components of the amounts of all other compensation for fiscal year 2019:

Name	Year	Employee Investment Plan ($)(a)	Benefit Restoration Plan ($)(b)	Financial Planning and Tax Preparation ($)	Dividends Paid Upon Vesting of Equity Awards ($)(c)	Executive Physical Examination Benefit ($)	Security and Driving Services ($)	Lump Sum Payment(d)	Total ($)
Steven H. Collis	2019	11,200	90,472	—	96,653	3,000	1,601	—	202,926

James F. Cleary	2019	11,200	23,837	15,320	8,949	3,000	—	—	62,306

John G. Chou	2019	11,200	33,380	10,194	28,381	3,000	—	—	86,155

Gina K. Clark	2019	11,200	23,288	15,375	11,539	3,000	—	—	64,402

Robert P. Mauch	2019	11,200	28,902	15,375	26,610	3,000	—	—	85,087

Tim G. Guttman	2019	4,379	36,534	13,000	31,055	—	—	572,581	657,549

(a)
These amounts represent Company contributions under the AmerisourceBergen Employee Investment Plan, our 401(k) plan, which were posted to the executives' accounts during fiscal year 2019.

(b)
These amounts represent Company contributions to the AmerisourceBergen Corporation Benefit Restoration Plan, which were posted to the executives' accounts during fiscal year 2019.

(c)
These amounts represent dividends paid upon vesting of restricted stock units and performance shares for awards that vested in fiscal year 2019.

(d)
Mr. Guttman received a lump sum payment pursuant to the terms of his retirement from the position of Executive Vice President and CFO of the Company on November 9, 2018.
(5)
Mr. Guttman retired as Executive Vice President and CFO on November 9, 2018.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (1)	Type	Grant Date	Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)	Threshold (#) (3)	Target (#) (3)	Maximum (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Steven H. Collis	Restricted Stock Units	11/14/2018	—	—	—	—	—	—	17,861	—	—	$1,599,988
	Performance Shares	11/14/2018	—	—	—	22,327	44,653	89,306	—	—	—	$4,000,016
	Stock Options	11/14/2018	—	—	—	—	—	—	—	129,054	$89.58	$2,400,404
	Cash Bonus	n/a	$465,000	$1,860,000	$3,720,000	—	—	—	—	—	—	—

James F. Cleary	Restricted Stock Units	11/14/2018	—	—	—	—	—	—	4,689	—	—	$420,041
	Performance Shares	11/14/2018	—	—	—	5,861	11,721	23,442	—	—	—	$1,049,067
	Stock Options	11/14/2018	—	—	—	—	—	—	—	33,877	$89.58	$630,112
	Cash Bonus	n/a	$162,500	$650,000	$1,300,000	—	—	—	—	—	—	—

John G. Chou	Restricted Stock Units	11/14/2018	—	—	—	—	—	—	4,689	—	—	$420,041
	Performance Shares	11/14/2018	—	—	—	5,861	11,721	23,442	—	—	—	$1,049,967
	Stock Options	11/14/2018	—	—	—	—	—	—	—	33,877	$89.58	$630,112
	Cash Bonus	n/a	$165,000	$660,000	$1,320,000	—	—	—	—	—	—	—

Gina K. Clark	Restricted Stock Units	11/14/2018	—	—	—	—	—	—	2,902	—	—	$259,961
	Performance Shares	11/14/2018	—	—	—	3,628	7,256	14,512	—	—	—	$649,992
	Stock Options	11/14/2018	—	—	—	—	—	—	—	20,971	$89.58	$390,061
	Cash Bonus	n/a	$125,000	$500,000	$1,000,000	—	—	—	—	—	—	—

Robert P. Mauch	Restricted Stock Units	11/14/2018	—	—	—	—	—	—	4,689	—	—	$420,041
	Performance Shares	11/14/2018	—	—	—	5,861	11,721	23,442	—	—	—	$1,049,967
	Stock Options	11/14/2018	—	—	—	—	—	—	—	33,877	$89.58	$630,112
	Cash Bonus	n/a	$168,750	$675,000	$1,350,000	—	—	—	—	—	—	—

(1)
Mr. Guttman retired from the position of Executive Vice President and CFO on November 9, 2018 and received no award reportable under this table during fiscal year 2019.

(2)
These amounts represent possible payouts of fiscal year 2019 cash bonuses under the Omnibus Incentive Plan. The amounts shown in the "Threshold" column represent the minimum amount payable under the Omnibus Incentive Plan based on the assumption that corporate and business unit performance met the thresholds established for the financial performance goals. We generally do not pay a bonus for performance that is below the threshold established for financial performance goals and we pay a bonus of 25% of the target amount for performance that is at the threshold established for financial performance goals. For performance that exceeds threshold but does not meet target, bonus payments are based on the level of performance and are increased ratably until target is reached. Actual payouts for fiscal year 2019 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)
These share amounts represent the possible performance share award payouts at various levels of attainment for the performance period beginning October 1, 2018 and ending September 30, 2021.

(4)
Amounts in this column represent the grant date fair value of restricted stock units, performance shares and nonqualified stock options. For awards made to our named executive officers on November 14, 2018, the dollar value shown for restricted stock units is based on the closing price of our Common Stock of $89.58 per share on November 14, 2018. For awards that are subject to performance conditions, such as the performance shares, in the table above, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Accounting Standards Codification Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome of the performance shares is assumed to be at target level attainment. The dollar amount shown for nonqualified stock options was determined on the basis of a binomial method of valuation.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Outstanding Equity Awards at 2019 Fiscal Year End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Steven H. Collis	11/13/2013	199,049	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	188,070	—	$88.71	11/12/2021	—	$—	—	$—
	11/11/2015	115,054	38,352	$98.24	11/11/2022	—	$—	—	$—
	11/09/2016	103,321	103,321	$75.61	11/09/2023	18,516	$1,524,422	—	$—
	11/15/2017	42,373	127,119	$77.53	11/15/2024	20,637	$1,699,044	103,186	$8,495,303
	11/14/2018	—	129,054	$89.58	11/14/2025	17,861	$1,470,496	89,306	$7,352,563

		647,867	397,846			57,014	$4,693,962	192,492	$15,847,866

James F. Cleary	09/01/2015	14,079	3,520	$99.27	09/01/2022	—	$—	—	$—
	11/11/2015	4,937	1,646	$98.24	11/11/2022	—	$—	—	$—
	11/09/2016	19,188	19,188	$75.61	11/09/2023	3,439	$283,133	—	$—
	11/15/2017	9,534	28,602	$77.53	11/15/2024	4,643	$382,258	23,217	$1,911,456
	11/14/2018	—	33,877	$89.58	11/14/2025	4,689	$386,045	23,442	$1,929,980

		47,738	86,833			12,771	$1,051,436	46,659	$3,841,436

John G. Chou	11/14/2012	27,994	—	$40.21	11/14/2019	—	$—	—	$—
	11/13/2013	39,216	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	36,491	—	$88.71	11/12/2021	—	$—	—	$—
	11/11/2015	34,344	11,449	$98.24	11/11/2022	—	$—	—	$—
	11/09/2016	29,520	29,521	$75.61	11/09/2023	5,290	$435,526	—	$—
	11/15/2017	11,123	33,369	$77.53	11/15/2024	5,417	$445,982	27,086	$2,229,990
	11/14/2018	—	33,877	$89.58	11/14/2025	4,689	$386,045	23,442	$1,929,980

		178,688	108,216			15,396	$1,267,553	50,528	$4,159,970

Gina K. Clark	11/13/2013	10,917	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	14,877	—	$88.71	11/12/2021	—	$—	—	$—
	11/11/2015	12,020	4,007	$98.24	11/11/2022	—	$—	—	$—
	11/09/2016	14,760	14,760	$75.61	11/09/2023	2,645	$217,763	—	$—
	11/15/2017	6,885	20,657	$77.53	11/15/2024	3,354	$276,135	16,768	$1,380,509
	11/14/2018	—	20,971	$89.58	11/14/2025	2,902	$238,922	14,512	$1,194,773

		59,459	60,395			8,901	$732,820	31,280	$2,575,282

Robert P. Mauch	11/13/2013	31,573	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	16,561	—	$88.71	11/12/2021	—	$—	—	$—
	11/11/2015	30,910	10,304	$98.24	11/11/2022	—	$—	—	$—
	11/09/2016	29,520	29,521	$75.61	11/09/2023	5,290	$435,526	—	$—
	11/15/2017	11,123	33,369	$77.53	11/15/2024	5,417	$445,982	27,086	$2,229,990
	11/14/2018	—	33,877	$89.58	11/14/2025	4,689	$386,045	23,442	$1,929,980

		119,687	107,071			15,396	$1,267,553	50,528	$4,159,970

Tim G. Guttman	11/12/2014	56,140	—	$88.71	11/12/2021	—	$—	—	$—
	11/11/2015	34,344	11,449	$98.24	11/11/2022	—	$—	—	$—
	11/09/2016	36,900	36,901	$75.61	11/09/2023	6,613	$544,448	—	$—
	11/15/2017	13,241	39,725	$77.53	11/15/2024	6,449	$530,946	32,246	$2,654,813

		140,625	88,075			13,062	$1,075,394	32,246	$2,654,813

(1)
Stock options vest at a rate of 25% per year on the anniversary of the grant date over the four-year period from the date of grant, with the exception of the options granted to Mr. Cleary on September 1, 2015, which vest at a rate of 20% per year on the anniversary of the grant date over the five-year period from the date of grant.

(2)
Restricted stock units vest 100% on the third anniversary of the grant date.

(3)
Based on the closing price of our Common Stock of $82.33 per share on Monday, September 30, 2019, the last trading day of our last completed fiscal year.

(4)
Represents the number of performance shares at maximum level attainment. Performance shares vest, if at all, subject to attainment of the applicable performance metrics at the end of the three-year performance period.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Option Exercises and Stock Vested in Fiscal Year 2019

The following table sets forth the number of shares acquired upon the vesting of performance shares and the value realized upon exercise of stock options and vesting of restricted stock units during fiscal year 2019 by each of the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven H. Collis	275,730	$9,534,856	21,818	$1,885,345

James F. Cleary	—	—	1,978	$165,839

John G. Chou	62,864	$2,969,324	6,410	$554,325

Gina K. Clark	37,349	$1,548,060	2,594	$222,869

Robert P. Mauch	27,027	$1,115,861	6,002	$518,071

Tim G. Guttman	60,606	$1,303,762	6,994	$602,406

(1)
Value realized on exercise is based on the fair market value of our Common Stock on the date of exercise minus the exercise price and does not necessarily reflect cash actually received by the named executive officer.

(2)
Value realized on vesting is based on the fair market value of our Common Stock on the date of vesting before tax withholding and does not necessarily reflect cash actually received by the named executive officer.

Pension Benefits

The named executive officers do not participate in any pension or supplemental pension plan.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Non-Qualified Defined Contribution and
Other Deferred Compensation in Fiscal Year 2019

The following table sets forth information regarding participation by the named executive officers in AmerisourceBergen's deferred compensation plan and benefit restoration plan during fiscal year 2019 and at fiscal year end.

Name	Executive Contributions in Last Fiscal Year to Deferred Compensation Plan ($) (a)	AmerisourceBergen Contributions in Last Fiscal Year to AmerisourceBergen Corporation Benefit Restoration Plan ($) (1) (b)	Aggregate Earnings in Last Fiscal Year in Deferred Compensation Plan ($) (2) (c)	Aggregate Earnings in Last Fiscal Year in Benefit Restoration Plan ($) (2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End in Deferred Compensation Plan ($) (3) (f)	Aggregate Balance at Last Fiscal Year End in Benefit Restoration Plan ($) (3) (g)
Steven H. Collis	63,431	90,472	125,930	63,225	—	3,887,985	1,407,653

James F. Cleary	—	23,837	—	4,316	—	—	92,853

John G. Chou	363,840	33,380	59,489	24,505	—	787,509	514,509

Gina K. Clark	18,269	23,288	678	8,576	—	18,947	174,239

Robert P. Mauch	—	28,902	6,310	11,944	—	67,720	229,167

Tim G. Guttman	—	36,534	—	(6,350)	509,002	—	—

(1)
The amounts shown as Company contributions to the benefit restoration plan are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)
Amounts shown represent the net change to the named executive officer's account in fiscal year 2019 for the aggregate gains and losses on the plan investments under the benefit restoration plan and the deferred compensation plan. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

(3)
The amounts reflected in columns (f) and (g) for the named executive officers, with the exception of the amounts reflected in columns (a), (b), (c) and (d), if any, have been reported in prior Company proxy statements.

Deferred Compensation Plan.    Eligible executive officers may elect to defer up to 50% of their annual cash compensation and have the deferred amount credited in an account under the deferred compensation plan. Deferral elections are made in December for compensation to be earned in the next year. Election forms must be filed for each year an executive officer wishes to defer compensation, and each form shall specify the method of payment of benefits and the time such payment is to commence. Participants select the investment options under the plan, which are the same as those under the Company's 401(k) plan, and may change their election at any time by contacting the plan administrator. Aggregate earnings and losses on plan investments are credited to participants' accounts on a quarterly basis. The deferred benefits will be distributed by us in accordance with the terms of the plan, and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer must specify whether he or she wishes to receive payment starting in the year of retirement or in the year after retirement and may elect to receive the deferred benefits (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the plan.

AmerisourceBergen Corporation Benefit Restoration Plan.    Selected key management, including all of the named executive officers, participate in the benefit restoration plan. The benefit restoration plan credits the account of each eligible participant with an annual amount equal to four percent (4%) of the participant's base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established for our 401(k) plan by the Internal Revenue Code. The compensation limit was $280,000 for 2019. Annual accruals under the benefit restoration plan commenced effective as of January 1, 2006. In addition to annual accruals, certain eligible participants were credited upon the plan's effective date of January 1, 2006 with an initial amount based on his or her service between the time of the merger that formed AmerisourceBergen in 2001 and the plan's implementation. Fidelity Investments administers the benefit restoration plan. Participants are permitted to allocate the amounts in their accounts among investment options specified by the benefit restoration plan administrator from time to time. Such allocation is only for the purposes of determining gains and losses based on the performance of the underlying investments. Fidelity credits participant accounts with plan benefits following the close of each calendar year. Account balances under the benefit restoration plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated for disability, death and a change in control (as long as the participant is employed by the Company on the date of the change in control). If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the benefit restoration plan.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Employment Agreements

We have employment agreements with each of our named executive officers. The employment agreements are substantially similar in form and substance. Each employment agreement provides the following:

  ■
  Continuation of base salary in effect for the named executive officer, subject to increase in accordance with our prevailing practice from time to time.

  ■
  Incentive compensation, bonus and benefits in accordance with our prevailing practice from time to time.

  ■
  Rights on our part to terminate the executive for cause or without cause.

  ■
  Rights on the executive's part to terminate for good reason (upon at least 60 days' prior written notice and opportunity for the Company to cure) or without good reason (upon at least 30 days' prior written notice).

  ■
  During, and for a period of two years following termination of employment, each of the named executive officers has agreed not to (i) compete, directly or indirectly, with any business in which we or our subsidiaries engage or are considering for development or investment or (ii) solicit any of our employees for employment. The non-compete obligation of our named executive officers also includes the obligation to abide by non-compete obligations to which we are subject as a result of a divestiture or other contractual restrictions.

  ■
  Severance payments and other benefits in the event of (i) termination by AmerisourceBergen other than for cause, or by the executive for good reason, and (ii) a qualifying termination following a change in control, as described in greater detail below under "Potential Payments Upon Termination of Employment or Change in Control."

Potential Payments Upon Termination of Employment or Change in Control

Termination of Employment without Cause or Resignation with Good Reason.    Our named executive officers' employment agreements provide for severance payments in the event that we terminate their employment without cause or they leave the Company for good reason. The table below identifies what would constitute cause or good reason to terminate employment under the agreements:

Cause for termination means:	Good reason for termination means:
Continued failure to substantially perform job duties	Reduction in base salary

Willful misconduct	Diminution of authority, duties or responsibilities

Conviction of a felony or a misdemeanor involving moral turpitude that materially harms the Company	Failure to provide agreed position or pay

In order to receive the severance payments set forth in the employment agreement, the named executive officer must sign a release of any and all claims relating to his employment with us. Severance payments and benefits include:

  ■
  payment of base salary for a period of two years following the loss of employment;

  ■
  payment of a pro rata bonus for the portion of the year completed prior to loss of employment and, in the case of Messrs. Collis and Chou, a two-year bonus continuation payment based on the average annual bonuses paid in the preceding three years;

  ■
  reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

  ■
  executive outplacement assistance; and

  ■
  accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

To the extent compliance with Section 409A of the Internal Revenue Code is necessary to avoid the application of an excise tax to any of the foregoing payments and benefits, the employment agreements provide for deferral (without interest) of any affected amounts due in the six months following the termination of employment.

Termination of Employment with Cause or Resignation without Good Reason.    If we terminate an executive for cause or he or she resigns without good reason, we will not pay the executive any cash severance. We will, however, pay him or her accrued but unpaid cash compensation through the date of termination. These amounts will include base salary through the date of termination, declared but unpaid bonus, accrued vacation pay and outstanding employee business expenses.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Disability or Death.    If a named executive officer becomes disabled or dies, we will pay the executive, or his or her estate, the executive's pro rata target bonus and an amount equal to his or her accrued but unpaid cash compensation (including base salary, vacation pay and outstanding business expenses). We will pay this amount in a lump sum in cash within 30 days from the date of disability or death, except for the portion attributable to the cash bonus. That amount will be paid when the annual bonuses are paid to all employees generally. In addition, any account balances under the benefit restoration plan would vest upon an executive's disability or death.

Change in Control.    The Company provides severance benefits in connection with a change in control only in the event of a qualifying termination of employment following the change in control, i.e. a double trigger, as described below. We do not provide cash severance or enhanced benefits under the employment agreements with our named executive officers solely in connection with a change in control of the Company. Certain of our benefit plans, however, provide for accelerated vesting in connection with a change in control as follows:

  ■
  account balances under the benefit restoration plan will immediately vest upon a change in control as long as the executive is still employed by us;

  ■
  if the executive is involuntarily terminated by us, whether or not for cause, within two years after a change of control, unvested stock options will vest and restrictions on stock awards will lapse; and

  ■
  unvested performance shares will vest in the case of an executive's involuntary termination of employment, whether or not for cause, within two years of a change in control and the payout of the award, if any, will be based on a shortened performance period (extending from the beginning of the performance period through the end of the fiscal quarter preceding the change in control).

Further, our internal Benefits Committee has discretion under our Omnibus Incentive Plan to pay bonuses to eligible employees during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. In the event of a change in control, the Board may, in its discretion, cancel outstanding options that are not exercised within 30 days of the change in control, cash out the value of outstanding options or restricted stock or make any other adjustments it deems appropriate under the Omnibus Incentive Plan. The Board may also cancel any award made under the Omnibus Incentive Plan in exchange for payment of an equal value in cash or stock.

If payments and benefits otherwise payable to the executive officer in connection with a change in control would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, but only if such reduction would provide the executive officer with a greater net after-tax benefit than would no reduction.

Additionally, under the executive officer employment agreements, if an executive officer's employment is terminated by the Company without cause or the executive leaves the Company for good reason, in either case upon or within two years following a change in control, the executive officer is also entitled to a cash amount equal to two times the executive's average annual bonus earned over the prior three years, paid over a period of two years following termination of employment.

Retirement Benefits and Deferred Compensation.    Following retirement or termination of employment, our named executive officers will receive payment of retirement benefits and deferred compensation under the various plans in which they participate. The value of the deferred compensation as of September 30, 2019 is set forth in the table entitled "Executive Compensation and Related Matters—Nonqualified Defined Contribution and Other Deferred Compensation in Fiscal Year 2019." There are no special or enhanced benefits under our retirement benefits and deferred compensation plans for our named executive officers except in the event of an executive's disability or death or as a result of a change in control as described above.

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Potential Payments Upon Termination of Employment or Change in Control

The table below quantifies the potential payments that would be owed to each named executive officer under various scenarios involving the termination of employment or change in control of the Company as of September 30, 2019. The amounts presented are in addition to the balances under our deferred compensation plan (set forth on page 46):

Name	Benefit	Death and Termination with Disability ($)(1)	Termination by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Involuntary Termination with or without Cause within Two Years of Change in Control ($)(2)
Steven H. Collis	Accrued Unpaid Salary	23,846	23,846	23,846	23,846	—	—
	2019 Bonus	1,860,000	—	1,860,000	—	—	—
	Salary Continuation	—	—	2,480,000	—	—	—
	Bonus Continuation	—	—	3,147,599	—	—	—
	COBRA Premiums	—	—	25,427	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	8,830,219	—	—	—	—	13,922,384
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	10,714,065	23,846	7,546,872	23,846	—	13,922,384

James F. Cleary	Accrued Unpaid Salary	12,500	12,500	12,500	12,500	—	—
	2019 Bonus	650,000	—	650,000	—	—	—
	Salary Continuation	—	—	1,300,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	25,427	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	1,954,794	—	—	—	—	3,238,346
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	2,617,294	12,500	1,997,927	12,500	—	3,238,346

John G. Chou	Accrued Unpaid Salary	12,692	12,692	12,692	12,692	—	—
	2019 Bonus	660,000	—	660,000	—	—	—
	Salary Continuation	—	—	1,320,000	—	—	—
	Bonus Continuation	—	—	1,087,356	—	—	—
	COBRA Premiums	—	—	29,578	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	2,369,435	—	—	—	—	3,706,090
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	3,042,127	12,692	3,119,626	12,692	—	3,706,090

Gina K. Clark	Accrued Unpaid Salary	9,615	9,615	9,615	9,615	—	—
	2019 Bonus	500,000	—	500,000	—	—	—
	Salary Continuation	—	—	1,000,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	30,894	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	1,391,330	—	—	—	—	2,218,801
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	1,900,945	9,615	1,550,509	9,615	—	2,218,801

Robert P. Mauch	Accrued Unpaid Salary	12,981	12,981	12,981	12,981	—	—
	2019 Bonus	675,000	—	675,000	—	—	—
	Salary Continuation	—	—	1,350,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	37,777	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	2,369,435	—	—	—	—	3,706,090
	Benefit Restoration Plan(4)	229,167	229,167	—	—	229,167	—

	Total	3,286,583	242,148	2,085,758	12,981	229,167	3,706,090

Tim G. Guttman	(5)

(1)
In the case of death, the present value of amounts owed as salary continuation will be paid within a specified time after death. There is no bonus continuation in the event of death.

(2)
The benefits shown are in addition to any amounts that the named executive officer would receive (i) as a result of the accelerated vesting of account balances under the benefit restoration plan upon a change in control, as shown in the column "Change in Control," or (ii) if the termination of his or her employment was without cause, as shown in the column "Termination by Company without Cause or by Executive for Good Reason."

(3)
The value of the accelerated vesting of unvested restricted stock units is calculated by multiplying the number of shares of unvested restricted stock units held by the named executive officer as of Monday, September 30, 2019 by $82.33, the closing price of our Common Stock on that date. The value of the accelerated vesting of unvested options is calculated by multiplying the number of unvested options held by the named executive officer on Monday, September 30, 2019 by the difference between the exercise price of the options and $82.33, the closing price of a share of our Common Stock on that date. Unvested restricted stock units vest immediately in the case of disability or death and upon an involuntary termination of employment within two years of a change in control of the Company. Unvested stock options vest upon death or disability and upon an involuntary termination of employment within two years of a change in control of the Company. The value of the accelerated vesting of unvested performance shares is calculated by multiplying the number of performance shares that would vest based upon the performance to date by $82.33, the closing price of our Common Stock on Monday, September 30, 2019. Unvested performance shares vest upon death or disability and upon an involuntary termination of employment within two years of a change in control of the Company. In the case of death or disability, unvested performance shares vest only to the extent the employee has been employed for 18 months from the beginning of the measurement period.

(4)
The amounts shown represent the value of unvested account balances under the benefit restoration plan for events that would result in the accelerated vesting and payment of those benefits. Account balances under the benefit restoration plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated upon disability or death and upon a change in control of the Company (so long as the participant is employed by the Company on the date of the change in control). Unvested account balances are forfeited if the participant is terminated for any reason other than death or disability. If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the benefit restoration plan. Distribution of account balances upon termination of employment, death, disability or change in control are made in a lump sum.

(5)
As consideration for consulting and transition support to be provided in fiscal 2019 after his retirement as Executive Vice President & CFO on November 9, 2018, Mr. Guttman received an aggregate of $1.21 million in salary continuation and lump sum payments in accordance with the terms of a retirement letter.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Equity Awards.    Our restricted stock unit, performance share and stock option awards include provisions that result in the vesting or forfeiture of awards, depending on the reason for termination of employment. These provisions are as follows:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Immediately upon termination

Voluntary Termination by Executive	Forfeit	3 months from date of termination

Termination without Cause	Forfeit Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if termination is prior to 18 months from the beginning of the performance period; otherwise, payout at end of performance period is reduced pro-rata for period of employment	1 year from date of termination

Involuntary Termination by AmerisourceBergen within 2 Years of Change in Control	Restrictions lapse on Restricted Stock Units Options vest Performance Shares vest with performance period measured only through end of quarter preceding change in control event	1 year from date of termination

Death	Restrictions lapse on Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if death is prior to 18 months from the beginning of the performance period; otherwise, performance shares vest and payout is reduced for period of employment and performance period is measured only through end of quarter preceding death	1 year from date of death

Disability	Restrictions lapse on Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if disability occurs prior to 18 months from the beginning of the performance period; otherwise, Performance Shares vest and payout is reduced for period of employment and performance period is measured only through end of quarter preceding disability	1 year from date of termination

Retirement	Restricted Stock Units, Performance Shares and Options continue to vest to the extent and according to the schedule set forth in the applicable award agreement	Expires at the end of the stated term in the applicable award agreement

2020 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

CEO Pay Ratio

Pursuant to the Dodd-Frank Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to its CEO to the total compensation paid to the median employee.

Using a Consistently Applied Compensation Measure (CACM), we determined that the median of the annual total compensation of our employees who were employed as of September 1, 2019, other than the CEO and certain non-U.S. employees, was $54,472. Our CEO's total compensation was $11,323,960, and the ratio of our CEO's total annual compensation to that of the median paid employee was 208:1.

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. Consistent with Instruction 2 to Item 402(u) of Regulation S-K, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact our prior year's pay ratio disclosure.

For our disclosure in the 2019 proxy statement, we determined that our total population consisted of 23,106 employees. We used annual base pay as CACM to identify the median employee. After identifying the median employee based on annual base pay, we calculated total annual compensation for that employee and the CEO using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement. We also added the value of employer provided medical, dental and disability contributions to both the CEO and the median employee compensation, as such benefits represent a significant portion of our employees' total compensation.

In 2019, we excluded approximately 1,143 associates from the countries identified below. The excluded associates represent the Company's entire employee population in each such country and account for less than 5% of the Company's total employee population.

Argentina	105	Czech Republic	12	Malaysia	13	Russian Federation	119

Brazil	131	Ecuador	10	Mexico	138	Thailand	32

Bulgaria	15	Greece	21	Peru	84	Turkey	20

China	103	Hungary	23	Poland	31	Ukraine	29

Croatia	20	India	219	Romania	18

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, assumptions, exemptions, and estimates, the pay ratios reported by other companies may not be comparable with the ratio we have provided.

Executive Compensation and Related Matters  |  2020 AmerisourceBergen Proxy

Item 3—Advisory Vote to Approve the Compensation
of our Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act, we are including this proposal, commonly known as a "say-on-pay" proposal, which gives our stockholders the opportunity to endorse the compensation paid to our named executive officers through the following resolution:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to AmerisourceBergen's named executive officers, as disclosed in AmerisourceBergen's proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion."

In deciding how to vote on this proposal, we encourage you to read the "Compensation Discussion and Analysis" section beginning on page 29 for a detailed description of our executive compensation philosophy and programs, the compensation decisions of the Compensation and Succession Planning Committee under those programs and the factors considered in making those decisions.

AmerisourceBergen's executive compensation program is strongly focused on pay for performance principles. We emphasize a compensation philosophy that rewards our executives when they deliver targeted financial results and subjects a significant portion of their compensation to risk if they do not. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time.

We believe that the fiscal year 2019 compensation of our named executive officers is reasonable and competitive, aligns with AmerisourceBergen's fiscal year 2019 results and positions us for future growth.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board; however, the Board values stockholders' opinions, and the Compensation and Succession Planning Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board unanimously recommends that you vote For the advisory resolution approving the compensation of AmerisourceBergen's named executive officers as described in this proxy statement.

2020 AmerisourceBergen Proxy   |  Related Person Transactions

RELATED PERSON TRANSACTIONS

What is our policy with regard to loans to directors or officers?

Our corporate governance principles prohibit us from making any loans or extensions of credit to directors or executive officers. We do not have any programs under which we extend loans to either directors or officers.

What is our policy with respect to transactions with related persons?

We have a written Related Persons Transactions Policy, which is posted on our website at investor.amerisourcebergen.com. The Audit Committee must approve or ratify any transaction, arrangement or relationship exceeding $120,000 in which the Company and any related person has a direct or indirect material interest. This policy includes any series of transactions that exceeds $120,000 in the aggregate in any calendar year. Related persons include:

  ■
  directors and nominees;

  ■
  executive officers;

  ■
  persons controlling more than 5% of our Common Stock;

  ■
  the immediate family members of each of these individuals; and

  ■
  a firm, corporation or other entity in which any of these individuals is employed or is a partner or principal or in which any of these individuals has more than 5% ownership interest.

Related persons must notify our Executive Vice President, Chief Legal Officer and Secretary in advance of any proposed transaction with us. They must explain the principal features of the proposed transaction, including its potential value and benefit to us. Our Executive Vice President, Chief Legal Officer and Secretary will refer all proposed related person transactions exceeding $120,000 to the Audit Committee for review.

The Audit Committee will consider the proposed transaction at its next regularly scheduled meeting. In reviewing the proposed transaction, the committee will take into account those factors it considers appropriate, including the business reasons for the transaction and whether the terms of the transaction are fair to the Company and no less favorable than would be provided by an unaffiliated third party. The committee will also consider, if applicable, whether the proposed transaction would impair the independence of a director or present an improper conflict of interest for directors, nominees or executive officers. Directors with an interest in any proposed transaction will not vote on the proposed transaction. The committee will review annually any ongoing related person transactions.

Do we have any transactions with related persons?

Yes. Walgreens Boots Alliance, through Walgreens Boots Alliance Holdings LLC (formerly known as WAB Holdings LLC), is a person controlling more than 5% of our Common Stock, and transactions between us and Walgreens Boots Alliance are subject to our Related Persons Transactions Policy.

We have a strategic relationship with Walgreens Boots Alliance established through various agreements and arrangements. Under certain of these agreements and arrangements, Walgreens Boots Alliance also has the right to designate up to two members of our Board upon achieving specified ownership levels of our Common Stock. We have summarized these agreements and arrangements with Walgreens Boots Alliance below.

As previously disclosed, in March 2013, we entered into various agreements and arrangements with Walgreens Boots Alliance, including a ten-year pharmaceutical distribution agreement pursuant to which we distribute branded and generic pharmaceutical products to Walgreens Boots Alliance and a generics purchasing services arrangement that provides us with the ability to access generics and related pharmaceutical products through a global sourcing arrangement with Walgreens Boots Alliance Development GmbH. In May 2016, our distribution agreement with Walgreens Boots Alliance and our global sourcing arrangement with Walgreens Boots Alliance Development GmbH were extended until 2026. In fiscal year 2019, Walgreens Boots Alliance accounted for 34% of our revenue.

Related Person Transactions  |  2020 AmerisourceBergen Proxy

We also entered into a Shareholders Agreement with Walgreens Boots Alliance in March 2013. The Shareholders Agreement contains, among other things, certain restrictions on Walgreens Boots Alliance's ability to transfer its shares of our Common Stock. The Shareholders Agreement also contains certain standstill provisions that, among other things and subject to certain exceptions, prohibit Walgreens Boots Alliance from acquiring additional shares of our Common Stock. The standstill provisions prohibit Walgreens Boots Alliance from entering into voting agreements or granting a proxy to any other person; participating or engaging in a proxy solicitation with respect to AmerisourceBergen; seeking to control or influence the management or policies of AmerisourceBergen; or entering into or proposing a merger, business combination or other similar extraordinary transaction involving AmerisourceBergen. The foregoing restrictions do not prohibit Walgreens Boots Alliance from, subject to certain requirements, making private proposals to AmerisourceBergen subject to the approval of our Board, or competing with third-party acquisition proposals. The Shareholders Agreement also contains various provisions relating to board representation, voting arrangements, registration rights and other matters. The subsidiaries of Walgreens Boots Alliance that participated as investors in our Common Stock (including Walgreens Boots Alliance Holdings) are also subject to the above-mentioned restrictions and provisions.

Walgreens Boots Alliance became entitled to designate a director to our Board when it, together with its subsidiaries, achieved ownership of 5% or more of our Common Stock. Walgreens Boots Alliance met this 5% threshold as of April 9, 2014. On November 14, 2016, Walgreens Boots Alliance filed a Schedule 13D/A with the Securities and Exchange Commission disclosing that it owned 56,854,867 shares of our Common Stock, or approximately 27.6% of our shares of Common Stock outstanding as of November 30, 2019. Ornella Barra is currently serving on our Board as Walgreens Boots Alliance's designee and is a nominee for director. Ms. Barra is also a member of our Compliance and Risk Committee and our Finance Committee.

Walgreens Boots Alliance will be entitled to designate a second director to our Board upon the acquisition in full by it, together with its subsidiaries, in one or more open market transactions, of 19,859,795 shares of our Common Stock (subject to certain adjustments). As of November 30, 2019, Walgreens Boots Alliance had acquired 11,461,043 shares of our Common Stock through open market transactions (all of which took place in April 2014). If, after having acquired 19,859,795 shares in the open market, Walgreens Boots Alliance divests our equity securities such that it owns less than 14%, but at least 5% of the Common Stock, Walgreens Boots Alliance will no longer be entitled to designate two directors to the Board and will only be entitled to designate one director to the Board. If Walgreens Boots Alliance divests our equity securities such that it owns less than 5% of the Common Stock, Walgreens Boots Alliance will no longer be entitled to designate any directors to the Board, and the Shareholders Agreement will, subject to certain exceptions, terminate.

For so long as Walgreens Boots Alliance has the right to designate a director to our Board, subject to certain exceptions, including matters related to acquisition proposals, Walgreens Boots Alliance will be obligated to vote all of its shares of our Common Stock in accordance with the recommendation of the Board on all matters submitted to a vote of our stockholders (including the election of directors).

Do we have any transactions with persons related to management?

Mr. Mauch's sister is employed as the President of Xcenda, a business within the AmerisourceBergen Consulting Services operating segment. She received approximately $630,000 in compensation in fiscal year 2019. Compensation amounts for this individual include salary, bonus and equity compensation, if applicable. The compensation for this individual was established in accordance with our standard employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

2020 AmerisourceBergen Proxy   |  Ownership of and Trading in Our Stock

OWNERSHIP OF AND TRADING IN OUR STOCK

Beneficial Ownership of Common Stock

This table shows how much of our outstanding Common Stock is beneficially owned by each of the named executive officers, each of the directors and all directors and executive officers as a group as of November 30, 2019. The table also shows how much of our outstanding Common Stock is beneficially owned by owners of more than 5% of our outstanding Common Stock.

According to the rules adopted by the SEC, a person "beneficially owns" securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 206,101,946 shares of Common Stock outstanding as of the close of regular trading on the NYSE on November 30, 2019.

Name and Address of Beneficial Owner(1)	Title of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (#)(2)	Percent of Class (%)
Steven H. Collis(3)	Chairman, President and CEO	914,827	*

James F. Cleary(3)	Executive Vice President and CFO	87,827	*

John G. Chou(3)	Executive Vice President, Chief Legal Officer and Secretary	250,290	*

Gina K. Clark(3)	Executive Vice President and Chief Communications & Administration Officer	101,496	*

Robert P. Mauch(3)	Executive Vice President and Group President	187,172	*

Tim G. Guttman(3)	Former Executive Vice President and CFO	184,044	*

Ornella Barra(4)	Director	56,854,867	27.6%

D. Mark Durcan(5)	Director	2,417	*

Richard W. Gochnauer(5)	Director	22,949	*

Lon R. Greenberg(5)	Director	11,318	*

Jane E. Henney, M.D.(5)	Lead Independent Director	20,273	*

Kathleen W. Hyle(5)	Director	30,964	*

Michael J. Long(5)	Director	38,219	*

Henry W. McGee(5)	Director	13,925	*

Dennis M. Nally(5)	Director	—	—

All directors and executive officers as a group (18 people)(6)		58,793,831	28.3%

BlackRock, Inc.(7)		13,246,811	6.4%

Vanguard Group Inc.(8)		16,252,837	7.9%

Walgreens Boots Alliance Holdings LLC(9)		56,854,867	27.6%

*
Less than 1.0%

(1)
The address for each named executive officer and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087.

(2)
Based on information furnished to us by the respective stockholders or obtained by us from sources we believe are reliable. We believe that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)
Common Stock and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase shares of Common Stock, which are exercisable within 60 days of November 30, 2019, as follows: Mr. Collis—772,705 shares; Mr. Chou—196,495 shares; Mr. Cleary—76,981 shares; Ms. Clark—82,974; Mr. Mauch—164,343 shares; and Mr. Guttman—183,776 shares.

(4)
The aggregate number of shares beneficially owned by Ms. Barra consists of the 56,854,867 shares that are held by Walgreens Boots Alliance Holdings LLC. By virtue of her position as Co-Chief Operating Officer of Walgreens Boots Alliance, Inc., Ms. Barra may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 56,854,867 shares held by Walgreens Boots Alliance Holdings LLC.

(5)
Common Stock and the percent of class listed as being beneficially owned by our non-employee directors include outstanding options to purchase shares of Common Stock, which are exercisable within 60 days of November 30, 2019, as follows: Ms. Barra—0 shares; Mr. Durcan—0 shares; Mr. Gochnauer—10,585 shares; Mr. Greenberg—0 shares; Dr. Henney—3,528 shares; Ms. Hyle—19,932 shares; Mr. Long—0 shares; Mr. McGee—0 shares; and Mr. Nally—0 shares.

(6)
Includes all directors and executive officers, including the named executive officers. The aggregate number of shares beneficially owned by all directors and executive officers as a group includes the 56,854,867 shares that are held by Walgreens Boots Alliance Holdings LLC. See footnote (4) above.

Ownership of and Trading in Our Stock  |  2020 AmerisourceBergen Proxy

(7)
This information is based on a Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc., which reports sole voting power with respect to 11,441,921 shares, shared voting power with respect to 0 shares, and an aggregate beneficial ownership of 13,246,811 shares. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(8)
This information is based on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, which reports sole voting power with respect to 195,817 shares, shared voting power with respect to 42,638 shares, and an aggregate beneficial ownership of 16,252,837 shares. In such filing, the Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(9)
This information is based on a Schedule 13D/A filed with the SEC on November 14, 2016 by Walgreens Boots Alliance, Inc. which reports that Walgreens Boots Alliance Holdings LLC, WBA Investments, Inc., and Walgreens Boots Alliance, Inc. have shared voting power with respect to 56,854,867 shares and shared dispositive ownership with respect to 56,854,867 shares. None of these entities reported ownership of shares with sole voting power or sole dispositive power. In such filing, Walgreen Boots Alliance, Inc. lists its address as 108 Wilmot Road, Deerfield, IL 60015.

Equity Compensation Plan Information

The following table sets forth information as of September 30, 2019 regarding our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#) (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	9,165,063	(1)	$83	12,783,505(2)

Equity compensation plans not approved by security holders	—		N/A	—

Total	9,165,063		$83	12,783,505

(1)
Includes shares of our Common Stock to be issued upon exercise of outstanding options and vesting of restricted stock units and performance share awards under our Equity Incentive Plan and our Omnibus Incentive Plan.

(2)
Includes shares available for future issuances of equity awards (including options, restricted stock, restricted stock units and performance share awards) under the Omnibus Incentive Plan. As of March 6, 2014, we ceased to use the Equity Incentive Plan for issuances of equity awards.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers as well as persons who beneficially own more than 10 percent of our Common Stock to file with the SEC reports of ownership and changes in beneficial ownership of our Common Stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during fiscal year 2019 all of our directors and executive officers complied with these requirements with the following two exceptions: (1) on March 28, 2019, we filed a Form 4 for Mr. Cleary to report the purchase and sale of six shares of Common Stock made by an investment manager on behalf of a family trust on March 19, 2019 and March 21, 2019, respectively, and (2) on September 9, 2019, due to an administrative oversight we made a late filing of a Form 4 for Ms. Leslie Donato, a Section 16(a) executive officer, in connection with an option grant made on September 3, 2019 that vests ratably over a four-year period.

2020 AmerisourceBergen Proxy   |  Stockholder Proposals

STOCKHOLDER PROPOSALS

The names, addresses and beneficial holdings of the proponents and any cosponsors of the proposals below are available to stockholders upon request in writing to the Corporate Secretary at the address listed on page 66 of this proxy statement. In accordance with the proxy regulations, the complete text of each proposal is presented below and is reproduced as submitted to us other than minor formatting changes. All statements contained in the stockholder proposals and supporting statements are the sole responsibility of the proponents.

ITEM 4—STOCKHOLDER PROPOSAL TO PERMIT ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

The following stockholder proposal has been submitted to the Company for action at the 2020 Annual Meeting by Kenneth Steiner. Mr. Steiner has named John Chevedden as his proxy for this proposal. The Board does not support the adoption of this proposal, which the Board believes is not in the best interests of the Company or its stockholders.

Proposal 4

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes the shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if small shareholders had the advantage of the same access to independent corporate governance data as large shareholders. It might have received an even still higher vote if the voting turnout of small shareholders equaled that of large shareholders.

Taking action by written consent in place of a special meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle and avoid the cost of a special meeting.

It is more important to increase shareholder rights with this proposal since opioid fines could reach $150 billion in a worst-case scenario according to Claims Journal. Opioid litigation is an overhang for the 3 main drug distributors in the U.S. AmerisourceBergen is one of the 3 main drug distributors.

This proposal is more important for AmerisourceBergen shareholders in order to make up for the severe limitations on our right to call a special shareholder meeting. Many companies have a 10% stock ownership threshold to call a special meeting. However our high 25% stock ownership threshold is made worse because all shares that have not been owned for one continuous year are excluded from participating in our high 25% ownership threshold. At a given time half of AmerisourceBergen stock could be held for less than one year—and thus disqualified from participating in calling for a special meeting.

A number of companies with 25% stock ownership thresholds have recently been reducing the stock ownership threshold to 15% or 20%.

Plus when adding in our strict company procedures for shareholders to call for a special meeting it could be necessary to contact 70% or 80% of all shares outstanding during a short widow of time to call for a special shareholder meeting.

Shareholders can act by written consent to elect a new director. This may be of greater importance since one AmerisourceBergen director, Ornella Barra, received 44% in negative votes in 2018.

It is possible is that shareholders will not need to make use of this written consent because its mere existence will be an incentive factor that will help ensue that the company is well supervised by the Board of Directors and management.

Please vote yes: Shareholder Right to Act by Written Consent—Proposal 4

Stockholder Proposals  |  2020 AmerisourceBergen Proxy

AmerisourceBergen Corporation's Statement in Opposition to the Stockholder Proposal

The Board of Directors recommends that you vote AGAINST Proposal No. 4 (Item 4 on the Proxy Card) for the following reasons:

AmerisourceBergen has implemented leading corporate governance practices that maintain Board accountability, support stockholder rights and provide stockholders with opportunities to communicate directly with management and the Board.

We believe that our relationship and engagement with our stockholders is a critical element of corporate governance, and we carefully consider issues and concerns voiced by our stockholders. The Board has consistently demonstrated its responsiveness to stockholders' concerns by effecting changes in our corporate governance practices that have augmented stockholders' rights. In 2015, after carefully considering proxy access developments and engaging with a number of our stockholders about the topic, the Board proactively amended our bylaws to give stockholders a right to proxy access for director nominations. Our proxy access provision permits any stockholder who has, or group of up to 20 stockholders who have, maintained continuous beneficial ownership of 3% or more of our outstanding Common Stock for at least the previous three years to nominate the greater of two or 20% of the directors then in office. The adoption of proxy access followed our stockholders' approval of charter amendments in 2014 that give stockholders who hold 25% of our outstanding stock the right to call a special meeting. Our Board reviews stockholder rights under our bylaws and governing documents regularly and believes they currently are appropriate.

In addition to the rights embedded in our corporate governance structure through which stockholders can advance their interests, we regularly engage with our stockholders to learn and understand their views. As described on page 24 of this proxy statement under the heading "Corporate Governance and Related Matters—Stockholder Engagement," through conference calls, webcasts, healthcare conferences, outreach and in-person meetings, as well as active monitoring of communications from stockholders, we continually seek stockholders' input and respond to their questions on a wide variety of topics, including corporate governance practices, risk management and the Company's role in the healthcare supply chain. The Board receives regular updates on the feedback provided by stockholders through these forums. Stockholders can also apprise individual directors or the full Board of their views directly in writing. To date, stockholders have not expressed concern that we do not permit stockholder action by written consent and they have demonstrated this by rejecting proposals to provide for action by written consent in 2015 and 2019. Notably, in 2019, support for this proposal dropped from when it was previously proposed in 2015 (34% support in 2019 vs. 43% support in 2015).

We believe that the rights of stockholders to nominate directors through proxy access and to call special meetings, together with the requirement that each director be elected annually by majority vote, as well as our commitment to maintaining ongoing dialogue with our stockholders, gives our stockholders the platform required to raise important matters between annual meetings.

The requirement that stockholders take action at meetings gives all stockholders an equal opportunity to participate in the deliberations and allows for engagement by the Board and management.

Currently, any matter that either we or our stockholders wish to present for a vote must be presented at an annual or special meeting of stockholders. This allows all stockholders to consider, discuss and vote on pending stockholder actions. Important matters should be the subject of stockholder meetings, which provide the opportunity for discussion and interaction among our stockholders so that all points of view may be considered prior to a vote. Because stockholder action by written consent does not require advance notice or communication to all stockholders, it would deprive many stockholders of the opportunity to assess, discuss, deliberate and vote on pending stockholder actions and to consider arguments for and against any action. It may also deny the Board the opportunity to consider the merits of the proposed action and suggest superior proposals or alternatives for stockholder evaluation.

2020 AmerisourceBergen Proxy   |  Stockholder Proposals

The existing procedural safeguards that require stockholder proponents to provide advance disclosure of their identities and interests ensure that all stockholders receive accurate and complete information on important pending actions.

Our charter and bylaws require that stockholders proposing business for a stockholder vote either submit proposals for consideration at an annual meeting pursuant to the Securities and Exchange Commission's stockholder proposal process or that they provide advance notice to the Company of any proposed director nomination or proposed business. Stockholder proponents are required to provide certain information about themselves, including a description of the proposal, any material interest the proponent may have in the proposal and a representation that the stockholder will appear in person or by proxy to bring such business before the meeting. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals or nominations and to decide how to vote or direct their proxy. This process allows us to make all stockholders aware of the matters that are to be considered at the annual meeting of stockholders and to present an analysis and recommendation regarding such proposals. Our charter and bylaws contain procedural safeguards regarding special meetings similar to the safeguards in place for annual meetings so that stockholders also have sufficient time and information to vote on matters at special meetings.

Permitting stockholder action by written consent could give stockholders with special interests undue power over the Company and other stockholders and could result in simultaneous, conflicting solicitations.

Action by written consent at any time does not allow for any of the procedural safeguards mentioned above. Proponents of an action by written consent need not satisfy any holding requirements with respect to our Common Stock, which may allow market participants engaging in short-term speculation to potentially determine the outcome of any particular issue. Such stockholders may not act in the interests of longer-term holders. In general, stockholders are not entitled to receive advance notice of proposed action to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Our Board would not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other stockholders or the Company. The lack of procedural safeguards in the written consent process may facilitate the exertion of inappropriate influence by stockholders with special interests that may be inconsistent with the long-term best interests of the Company. In addition, multiple stockholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. This could create substantial confusion among stockholders, upend the Company's corporate procedures and impose costly administrative burdens on the Company.

Existing governance provisions strike an appropriate balance between the rights of stockholders to have a say in the Company's governance and protecting against abusive actions that may disenfranchise some stockholders and disrupt effective management of the Company.

The Board believes that the potential for abuse and disenfranchisement of minority stockholders and other adverse consequences associated with the right to act by written consent outweighs any potential benefits to our stockholders. Our stockholders have other avenues for raising important matters with our Board, including, the right to call a special meeting, to communicate in writing directly with individual directors or the full Board, to submit proposals for stockholder action at annual meetings and to nominate persons to serve as directors, as described in the sections of this proxy statement titled "Corporate Governance and Related Matters—Stockholder Engagement" and "Other Information—Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders."

The Board opposes this proposal because it could have adverse consequences on AmerisourceBergen and our stockholders, including potential abuse, disenfranchisement of minority stockholders, lack of transparency and accountability to our stockholders, and the undermining of an orderly governance process for taking significant corporate actions. We believe that our existing governance structure is highly supportive of stockholder rights and addresses the proponent's concerns.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of AmerisourceBergen or our stockholders and therefore recommends a vote AGAINST the adoption of this stockholder proposal.

Stockholder Proposals  |  2020 AmerisourceBergen Proxy

ITEM 5—STOCKHOLDER PROPOSAL REGARDING THE USE OF A DEFERRAL PERIOD FOR CERTAIN COMPENSATION OF SENIOR EXECUTIVES

The following stockholder proposal has been submitted to the Company for action at the 2020 Annual Meeting by the International Brotherhood of Teamsters General Fund and additional cosponsors. The Board does not support the adoption of this proposal, which the Board believes is not in the best interests of the Company or its stockholders.

Proposal 5

RESOLVED that shareholders of AmerisourceBergen Corporation ("AmerisourceBergen"), urge the Compensation Committee (the "Committee") to make the following changes to any annual cash incentive program ("Bonus Program"), as applicable to senior executives, in order to promote a longer-term perspective:

  1.
  An award to a senior executive under a Bonus Program ("Bonus") that is based on one or more financial measurements (a "Financial Metric") whose performance measurement period ("PMP") is one year or shorter shall not be paid in full for a period (the "Deferral Period") following the award; and,

  2.
  The Committee shall develop a methodology for (a) determining the length of the Deferral Period and what proportion of a Bonus should be paid immediately; (b) adjusting the remainder of the Bonus over the Deferral Period in a manner that (i) allows accurate assessment of risks taken during the PMP that could have affected performance on the Financial Metric(s) and (ii) allows AmerisourceBergen to recoup Bonus compensation pursuant to its clawback policy; and (c) paying out the remainder of the Bonus at the end of the Deferral Period.

The changes should be implemented in a way that does not violate any existing contractual obligation or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term shareholders, we support compensation policies that align senior executives' incentives with the company's long-term success. We are concerned that short-term incentive plans can encourage senior executives to take on excessive risk.

In our view, the opioid crisis reflects overly risky behavior by companies in the supply chain, including distributors such as AmerisourceBergen. That behavior has led to costly litigation, as well as civil and criminal enforcement actions, with potential financial and reputational consequences. AmerisourceBergen is a defendant in the multi-district opioid litigation in Ohio.

To foster a longer-term orientation, this proposal asks that the Committee develop a methodology for withholding some portion of Bonuses to allow adjustment of the unpaid portion during the Deferral Period both to allow more accurate assessment of the risks taken during the PMP and to facilitate recoupment pursuant to AmerisourceBergen's clawback policy. The Committee would have discretion to set the terms and mechanics of this process.

Bonus deferral is widely used in the banking industry, where overly risky behavior generating short-term profits but longer-term losses was widely viewed as contributing to the financial crisis. In 2009, the Financial Stability Board ("FSB"), which coordinates national financial authorities in developing strong financial sector policies, adopted Principles for Sound Compensation Practices and implementation standards for those principles, including bonus deferral. Deferral is "particularly important" because it allows "late-arriving information about risk-taking and outcomes" to alter payouts and reduces the need to claw back compensation already paid out, which may "fac[e] legal barriers," in the event of misconduct. Banking supervisors in 16 jurisdictions, including the US, have requirements or expectations regarding bonus deferral.

(https://www.fsb.org/wp-content/uploads/P170619-1.pdf)

We urge shareholders to vote FOR this proposal.

2020 AmerisourceBergen Proxy   |  Stockholder Proposals

AmerisourceBergen Corporation's Statement in Opposition to the Stockholder Proposal

The Board of Directors recommends that you vote AGAINST Proposal No. 5 (Item 5 on the Proxy Card) for the following reasons:

Our Board actively oversees and monitors AmerisourceBergen's executive compensation program in order to align the program with the Company's objectives and create long-term value.

As set forth in AmerisourceBergen's corporate governance principles, our business is conducted under the oversight of the Board to enhance the long-term value of the Company for its stockholders. The purpose of our executive compensation program is to attract, motivate and retain the individuals who lead our Company and to align their interests with the long-term interests of our stockholders. In pursuing this objective, both the Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of stockholders and other interested parties, including the communities where we do business and the public at large.

Our Board and management believe that our current executive compensation program, which is heavily weighted towards long-term incentive awards but also includes a base salary and a short-term incentive award in the form of an annual cash bonus, achieves the objective of encouraging a long-term perspective. Our annual incentive awards are based on financial metrics that are consistent with the Company's Board-approved business plan, which management uses to evaluate the Company's financial results and to provide earnings guidance to investors. The annual incentive awards are intended to emphasize achievement of the Company's overall financial goals and are monitored on an ongoing basis for alignment with our pay-for-performance philosophy. In addition, the Board's Compensation and Succession Planning Committee (the "Compensation Committee")—which is composed entirely of independent directors—regularly reviews the Company's executive compensation program and considers whether the current structure, including the proportion of short- and long-term performance-based compensation, supports these goals. Further, the Company already has in place measures intended to ensure that its compensation policies do not incentivize unnecessary risk-taking. The Company's forfeiture and clawback provisions also provide additional safeguards against inappropriate risk-taking.

Our executive compensation program is strongly focused on the pay-for-performance principle and this proposal would place the Company at a competitive disadvantage.

Our executive compensation program is strongly focused on the pay-for-performance principle that our executives should be rewarded when they deliver targeted financial results and that they should also have a significant portion of their compensation subject to risk if they do not. We believe that the effectiveness of our executive compensation policies and practices would be compromised if annual cash bonuses were withheld after annual performance objectives were met. We also believe that our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced executives, which has benefited our stockholders over time, and that executive retention would be more difficult if we were not able to provide cash awards at the conclusion of an annual performance period. Further, the deferral requested in the stockholder proposal is not a market practice in the industry in which the Company competes for senior leadership talent, and our Board believes that adding this off-market requirement to AmerisourceBergen's compensation structure would put the Company at a disadvantage in recruiting new talent for senior roles.

AmerisourceBergen's existing executive compensation policies focus on long-term performance of the Company.

Both the Board and management recognize that the long-term interests of stockholders are advanced by linking executives' pay with the Company's long-term performance. The Compensation Committee believes that equity compensation should constitute the majority of each executive officer's overall compensation package to provide incentives to meet our performance objectives and grow our stock price over time. As disclosed in the Compensation Discussion and Analysis in this proxy statement, in fiscal year 2019, the CEO received long-term equity incentive awards that accounted for approximately 72% of his total direct compensation and the other named executive officers received long-term equity incentive awards that accounted for approximately 60% of their average total direct compensation.

Stockholder Proposals  |  2020 AmerisourceBergen Proxy

The long-term equity incentive awards consist of performance shares (which are awarded on the third anniversary of the grant date only upon the achievement of pre-determined performance metrics), stock options (which vest ratably over four years on each anniversary of the grant date and only have value to the extent the price of our shares of Common Stock exceed the exercise price of the options granted), and restricted stock units (which vest in full on the third anniversary of the grant date). In 2019, awards of performance shares, stock options and restricted stock units constituted 50%, 30% and 20%, respectively, of the total amount of equity incentive awards made to executive officers. As noted in the Compensation Discussion and Analysis, this mix of equity awards is intended to provide an incentive to achieve favorable long-term results at a reasonable cost to the Company.

AmerisourceBergen already has in place measures intended to assure that compensation policies do not incentivize unnecessary risk-taking.

Our Compensation Committee oversees whether our compensation policies could encourage employees, including executive officers, to take unnecessary risks that threaten the Company's long-term value. The Company's most recent annual internal risk assessment of employee compensation policies and practices considered all key incentive compensation plans to ensure that they aligned with our pay-for-performance philosophy and included performance metrics that support corporate goals. For instance, the risk assessment considered the fact that performance targets under our annual cash incentive programs are based on a variety of different financial metrics so that executives do not place undue emphasis on any particular metric at the expense of other aspects of the business, as well as the fact that there are maximum caps on annual cash bonuses. The risk assessment also reviewed the forfeiture and clawback provisions that are applicable to the Company's annual cash awards. We concluded that the Company's compensation policies and practices do not promote behaviors that could put the organization at legal, financial or reputational risk, and reviewed our risk analysis and conclusions with the Compensation Committee.

In addition, the Board and its committees actively oversee the assessment of risks in other aspects of the Company's business. Management regularly informs the Board about the Company's risk profile, including material legal, regulatory and operational risks to the business.

The Company's forfeiture and clawback provisions provide additional safeguards against inappropriate risk-taking.

The Company's annual cash bonus and equity awards are awarded under our Omnibus Incentive Plan, which provides that such awards are subject to forfeiture and clawback as discussed on page 37 of this proxy statement. These provisions provide that the Company has the right to cancel or recoup cash and equity awards made to current and former executives if an executive officer is terminated for cause, breaches restrictive covenants (during the employment period or two years thereafter), engages in any conduct that results in AmerisourceBergen having to restate its financial statements (during the employment period or three years thereafter), or engages in certain other misconduct. Additionally, the Company's Financial Recoupment Policy applies additional forfeiture and clawback provisions to any cash bonus or equity award made to executive officers. These provisions are yet another safeguard against unnecessary risk-taking by executive officers.

Further, the Company values transparency and accountability as shown through our annual advisory "say-on-pay" vote, which provides insight into our stockholders' views on our executive compensation program. The compensation of our named executive officers was overwhelmingly approved by stockholders in 2017, 2018 and 2019 with approximately 95% of stockholders approving our "say-on-pay" resolution in each of those years.

We believe our incentive compensation program is aligned appropriately with performance and long-term stockholder interests and that it imposes appropriate safeguards against inappropriate risk-taking.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of AmerisourceBergen or our stockholders and therefore recommends a vote AGAINST the adoption of this stockholder proposal.

2020 AmerisourceBergen Proxy   |  Other Information

OTHER INFORMATION

Availability of the Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (without exhibits or documents incorporated by reference therein), are available without charge to stockholders upon written request to the Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at investor.amerisourcebergen.com.

About the 2020 Annual Meeting of Stockholders and Voting at the Meeting

Why am I being furnished this proxy statement?

The Board of Directors of AmerisourceBergen is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2020 Annual Meeting of Stockholders to be held on March 5, 2020, and at any adjournments thereof. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 accompanies this notice and proxy statement, but is not incorporated as a part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

What if I received a Notice of Internet Availability of Proxy Materials?

We are providing access to our proxy materials over the Internet. Accordingly, on or about January 24, 2020, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. If you wish to receive a printed copy of our proxy materials for the 2020 Meeting of Stockholders, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on January 6, 2020, which is the record date. You are entitled to one vote for each share of Common Stock that you own. As of January 6, 2020, we had 205,647,030 shares of Common Stock outstanding.

What shares can I vote?

You may vote all shares owned by you as of the close of business on January 6, 2020, the record date. These shares include:

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  Shares held directly in your name as the stockholder of record.

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  Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan or our employee stock purchase plan.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

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  By Internet—We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/ABC.

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  By telephone—You may vote and submit your proxy by calling 1-800-652-VOTE (8683).

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  By mail—If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank, broker or other nominee, you may view materials at www.edocumentview.com/ABC and may vote by completing and signing the voting instruction form that the bank, broker or other nominee will provide to you, or by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the bank, broker or other nominee will provide to you.

Other Information  |  2020 AmerisourceBergen Proxy

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

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  Changing your vote in the manner described below.

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  Notifying John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

May I change my vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

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  Signing another proxy card with a later date and returning it to us prior to the meeting.

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  Voting again over the Internet or by telephone prior to 2:00 p.m., Eastern Time, on March 5, 2020.

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  Voting at the meeting if you are the stockholder of record.

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  Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

If you hold your shares through an account with a bank or broker, your ability to change your vote depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

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  For the election of the ten nominees for director named on page 8 of this proxy statement;

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  For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020;

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  For the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement;

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  Against each of the stockholder proposals that is set forth in this proxy statement and properly presented at the 2020 Annual Meeting; and

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  In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares. We recommend that you consolidate as many accounts as possible under the same name and address. For assistance consolidating accounts where you are the stockholder of record, you may contact our transfer agent, Computershare, at 1-800-522-6645.

2020 AmerisourceBergen Proxy   |  Other Information

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of our independent registered public accounting firm (Item 2 on the Proxy Card) is considered a routine matter for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of AmerisourceBergen will answer stockholders' questions of general interest at the end of the meeting. In order to be eligible to ask questions at the meeting, you must be able to establish that you are a stockholder either as of January 6, 2020 or as of the date of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of the shares of our Common Stock outstanding as of January 6, 2020 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners are also counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed to elect a director and how are votes counted?

The affirmative vote of a majority of the votes cast will be required for the election of each director (Item 1 on the Proxy Card).

A majority of the votes cast means that the votes cast "for" a director exceed the number of votes cast "against" that director. Abstentions and broker non-votes are disregarded when determining if a majority of the votes have been cast in favor of a director.

How many votes are needed for each proposal to pass and how are the votes counted?

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

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  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Item 2 on the Proxy Card);

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  The approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement (Item 3 on the Proxy Card);

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  The approval of each of the stockholder proposals set forth in this proxy statement, if properly presented at the 2020 Annual Meeting (Items 4 and 5 on the Proxy Card); and

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  Any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes on Items 2 through 5, and will have the effect of negative votes. Under NYSE rules, Item 2 is considered a routine matter on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 3, 4, and 5 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on Items 3, 4, and 5 unless the beneficial owners provide voting instructions. Broker non-votes will not be counted toward the tabulation of votes on Items 3, 4, and 5.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is AmerisourceBergen aware of any other item of business that will be presented at the meeting?

We are not aware of any other business to be presented at the 2020 Annual Meeting of Stockholders. However, if any other matter should properly come before the 2020 Annual Meeting of Stockholders, the enclosed proxy confers discretionary authority with respect to such matter.

Other Information  |  2020 AmerisourceBergen Proxy

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $12,000, plus expenses, for providing such services. All costs and expenses of any solicitation, including the cost of preparing this proxy statement and posting it on the Internet and mailing the Notice of Internet Availability of Proxy Materials, will be borne by AmerisourceBergen.

Will AmerisourceBergen reimburse any expenses of banks, brokers, nominees and fiduciaries?

Yes, we will reimburse the expenses of banks, brokers, nominees and fiduciaries that send notices, proxies and proxy materials to our stockholders for such service.

Will the director nominees be in attendance at the meeting?

We currently expect all of our director nominees to be in attendance at the 2020 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings. All of our directors attended the 2019 Annual Meeting of Stockholders.

Requirements for Submission of Proxy Proposals,
Nomination of Directors and Other Business of Stockholders

Stockholder Proposals for Inclusion in the 2021 proxy statement.    Any stockholder proposal that is intended to be presented by such stockholder at AmerisourceBergen's 2021 Annual Meeting of Stockholders must be received in writing by September 26, 2020 in order to be considered for inclusion in the 2021 proxy statement and the form of proxy relating to the 2021 meeting. All proposals should be submitted, along with proof of ownership of AmerisourceBergen Common Stock in accordance with Securities and Exchange Commission ("SEC") Rule 14a-8(e)(2), to: John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2021 Annual Meeting of Stockholders.    Stockholders of record who do not submit a proposal for inclusion in AmerisourceBergen's proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2021 Annual Meeting of Stockholders must provide advance written notice to us in accordance with our bylaws. Our bylaws set forth the procedures that must be followed and the information that must be provided in order for a stockholder to nominate a person for election as director or to introduce an item of business at the 2021 Annual Meeting of Stockholders. We must receive notice of your intention to introduce a nomination or other item of business at the 2021 Annual Meeting of Stockholders no earlier than November 5, 2020 and no later than December 5, 2020. Such notice should be addressed to John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087 and must include the information set forth in our bylaws. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board of Directors for the 2021 Annual Meeting of Stockholders will confer discretionary authority with respect to any such proposal.

The Chairman of the 2020 Annual Meeting of Stockholders may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

Proxy Access Stockholder Proposals for the 2021 Annual Meeting of Stockholders.    Eligible stockholders who do not seek to use the advance notice provisions for nomination of directors in Section 2.03(c) of our bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in our bylaws must comply with the provisions of and provide notice to us in accordance with Section 3.16 of our bylaws. That Section sets forth the stockholder eligibility requirements and other procedures that must be followed and the information that must be provided to us in order for an eligible stockholder to have included in our proxy materials for the 2021 Annual Meeting of Stockholders up to two nominees for election as director at the Annual Meeting of Stockholders. We must receive the required notice and information specified in Section 3.16 no earlier than August 27, 2020 and no later than September 26, 2020. Such notice should be addressed to John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board of Directors for the 2021 Annual Meeting of Stockholders will confer discretionary authority with respect to any such nomination.

Other Stockholder Communications.    Stockholder communications may be submitted at any time in writing to: John G. Chou, Executive Vice President, Chief Legal Officer and Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under "Corporate Governance and Related Matters—Stockholder Engagement—Stockholder Recommendations for Director Nominees"). AmerisourceBergen's Secretary will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director.

2020 AmerisourceBergen Proxy   |  Appendix A

SUPPLEMENTAL INFORMATION: GAAP TO NON-GAAP RECONCILIATION

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we have presented the following non-GAAP financial measures elsewhere in this proxy statement: (i) adjusted gross profit; (ii) adjusted operating income and adjusted operating income margin; (iii) adjusted diluted earnings per share; and (iv) adjusted free cash flow. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The following is a reconciliation of the identified GAAP financial measures to their most directly comparable non-GAAP financial measures:

	Fiscal Year Ended September 30, 2019
(In thousands, except per share data)	Gross Profit	Operating Income	Diluted Earnings Per Share
GAAP	$5,138,312	$1,111,923	$4.04

Gain from antitrust litigation settlements	(145,872)	(145,872)	(0.51)

LIFO credit	(22,544)	(22,544)	(0.08)

PharMEDium remediation costs	48,603	69,423	0.24

New York State Opioid Stewardship Act	(22,000)	(22,000)	(0.08)

Acquisition-related intangibles amortization	—	159,848	0.55

Employee severance, litigation and other	—	330,474	1.16

Impairment of long-lived assets	—	570,000	1.99

Gain on sale of an equity investment	—	—	(0.05)

Tax reform(1)	—	—	(0.17)

Adjusted Non-GAAP	$4,996,499	$2,051,252	$7.09

(1)
Includes a measurement period adjustment to the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

In addition, for the fiscal year ended September 30, 2019 adjusted free cash flow of $1,937.9 million consisted of net cash provided by operating activities of $2,344.0 million, plus $50.0 million in cash payments made relating to unfavorable legal settlements, minus $145.9 million in cash payments received related to favorable legal settlements, and minus capital expenditures of $310.2 million.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company's operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company's core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this proxy statement:

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  Adjusted gross profit:    Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, LIFO credit, and a credit related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO credit are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable and non-recurring expenses. The credit related to the New York State Opioid Stewardship Act assessment is excluded because it is unusual, non-recurring and non-cash. Management believes that this non-GAAP financial measure is useful to investors as a supplemental measure of the Company's ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO credit is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and required manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the New York State Opioid Stewardship Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York. Accordingly, in fiscal 2019 the Company reversed the estimated assessment that was previously recorded in fiscal 2018.

    A-1

Appendix A  |  2020 AmerisourceBergen Proxy

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  Adjusted operating income and adjusted operating income margin:    Adjusted operating income is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, PharMEDium remediation costs, LIFO credit, a credit related to the New York State Opioid Stewardship Act, acquisition-related intangibles amortization, impairment of long-lived assets, and employee severance, litigation and other. In the fiscal year ended September 30, 2019, employee severance, litigation, and other included litigation costs that consisted of (i) $116.7 million of legal settlements and accruals and (ii) $68.5 million of legal fees in connection with opioid lawsuits and investigations. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

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  Adjusted diluted earnings per share:    Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO credit; PharMEDium remediation costs; a credit related to the New York State Opioid Stewardship Act; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of long-lived assets; and gain on sale of an equity investment; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share one-time impact of U.S. tax reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

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  Adjusted free cash flow:    For the Company, adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the impact of items that are inherently unusual, unpredictable, and non-recurring in nature. For the Pharmaceutical Distribution & Strategic Global Sourcing businesses, free cash flow is defined as net cash provided by operating activities for the Pharmaceutical Distribution & Strategic Global Sourcing businesses, minus capital expenditures for those businesses.

A-2

AmerisourceBergen®

Where knowledge,
reach and partnership
shape healthcare delivery.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by March 5, 2020 at 2:00 P.M., Eastern Time. Online Go to www.envisionreports.com/ABC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/ABC Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Ten Directors. For Against Abstain For Against Abstain For Against Abstain 01 - Ornella Barra 02 - Steven H. Collis 03 - D. Mark Durcan 04 - Richard W. Gochnauer 05 - Lon R. Greenberg 06 - Jane E. Henney, M.D. 07 - Kathleen W. Hyle 08 - Michael J. Long 09 - Henry W. McGee 10 - Dennis M. Nally For Against Abstain For Against Abstain 2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2020. 3. Advisory vote to approve the compensation of named executive officers. The Board recommends a vote AGAINST proposals 4 and 5. ForAgainst Abstain For Against Abstain 4. Stockholder proposal, if properly presented, to permit stockholders to act by written consent. 5. Stockholder proposal, if properly presented, regarding the use of a deferral period for certain compensation of senior executives. Note: Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 035XBC B Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + PROXY FOR ANNUAL MEETING OF STOCKHOLDERS March 5, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint Steven H. Collis and John G. Chou, or either one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, One North 19th Street, Philadelphia, Pennsylvania 19103, on March 5, 2020 at 2:00 p.m., Eastern Time, and at any and all adjournments and postponements thereof. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5. If other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. (Continued on the reverse side. Must be signed and dated on the reverse side) YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — AmerisourceBergen Corporation Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ABC